As filed with the Securities and Exchange Commission on December 5, 2007
REGISTRATION NO. 333-143151

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
(PRE-EFFECTIVE AMENDMENT NO. 3)

Power-Save Energy Company
(Name of small business issuer in its charter)

Utah	5731	87-9369569
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

3940-7 Broad Street, #200
San Luis Obispo, California 93401
(866) 297-7192
(Address and telephone number of principal executive offices and principal place of business)

James A. Mercer III, Esq.
Duane Morris LP
101 West Broadway, Suite 900
San Diego, CA 92101
(619) 744-2209
(Name, address and telephone number of agent for service)

Approximate date of proposed sale to the public: On the date this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be offered or transferred until the registration statement filed with the Securities and Exchange Commission of which this prospectus is a part is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 5, 2007

PROSPECTUS

POWER-SAVE ENERGY COMPANY

2,859,460 SHARES OF COMMON STOCK

               This prospectus is part of a registration statement of Power-Save Energy Company filed with the Securities and Exchange Commission.

               This prospectus relates solely to the offer and transfer without consideration by Michael Forster, one of our directors and our chief executive officer and principal shareholder, of 2,859,460 shares of our common stock owned by Mr. Forster. This offering will not result in the issuance of any additional shares of our common stock and will not result in any dilution to our existing stockholders.

               Mr. Forster is transferring the shares covered by this prospectus, without consideration, solely to individuals and entities that were stockholders of record of Disability Access Corp., a Delaware corporation (formerly known as Power-Save Energy Corp.) as of September 13, 2006. At September 13, 2006, Mr. Forster was the principal executive officer and controlling stockholder of Disability Access Corp, which at that time was engaged in a similar line of business to our current business. Mr. Forster resigned his position with and sold his interest in Disability Access Corp. The shares covered by this prospectus are being offered and transferred without consideration to address the concerns of Disability Access Corp. stockholders that they be given an opportunity to participate in Mr. Forster's efforts to develop a company in the power saving device business. Neither we nor Mr. Forster will receive any proceeds from the transfer of the shares of our common stock hereunder.

               Our common stock is listed on the OTC Bulletin Board under the symbol "PWSV". The last reported sales price per share of our common stock as reported by the OTC Bulletin Board on November 27, 2007 was 0.48.

Investing in our common stock involves a high degree of risk.
See "Risk Factors" beginning on page 8.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is ___, 2007.

               You should rely only on the information contained in, or incorporated by reference into, this document. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may be accurate only on the date of this document.

FORWARD-LOOKING STATEMENTS

               This prospectus includes forward-looking statements. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. You can generally identify forward-looking statements as statements containing the words "believe," "expect," "will," "anticipate," "intend," "estimate," "project," "plan," "assume" or other similar expressions, or negatives of those expressions, although not all forward-looking statements contain these identifying words. All statements contained or incorporated by reference in this prospectus regarding our future strategy, future operations, projected financial position, estimated future revenues, projected costs, future prospects, the future of our industries and results that might be obtained by pursuing management's current plans and objectives are forward-looking statements.

               You should not place undue reliance on our forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control. Our forward-looking statements are based on the information currently available to us and speak only as of the date on the cover of this prospectus, or, in the case of forward-looking statements in documents incorporated by reference, as of the date of the date of the filing of the document that includes the statement. New risks and uncertainties arise from time to time, and it is impossible for us to predict these matters or how they may affect us. Over time, our actual results, performance or achievements will likely differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements, and such difference might be significant and materially adverse to our security holders. We do not undertake and specifically decline any obligation to update any forward-looking statements or to publicly announce the results of any revisions to any statements to reflect new information or future events or developments.

               We have identified some of the important factors that could cause future events to differ from our current expectations and they are described in this prospectus under the caption "Risk Factors," below, and elsewhere in this prospectus which you should review carefully. Please consider our forward-looking statements in light of those risks as you read this prospectus.

PROSPECTUS SUMMARY

               The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in our securities. Before making an investment decision, you should read the entire prospectus carefully, including the "Risk Factors" section, the financial statements and the notes to the financial statements that appear elsewhere in this prospectus.

Our Business

               Power-Save Energy Company, a Utah corporation ("we," "us," "our," or the "Company"), is a development stage company that manufactures, markets, and sells electricity saving devices for homeowners and small businesses. Our products are intended to reduce our customer's electricity consumption and reduce their monthly electric bill.

               We currently manufacture and sell three products. The Power-Save 1200, or PS1200, our initial product, is designed for residential use. Our other two products, the Power-Save 3200 and Power-Save 3400, or PS3200 and PS3400, are designed for light commercial and light industrial use. Target customers for these products are gasoline service stations, corner grocery stores, fast food restaurants, car wash facilities, laundromats, and similar businesses.

               We currently market our products through our website, through direct response TV commercials which are played on cable TV across America, and select Internet advertising. We retain the services of a full service call center to take incoming orders that result from the TV commercials, and use PayPal Merchant services to accept payment for products. Our contract manufacturer produces the products to our specification, and provides warehousing and shipping services. Installation of our products is typically done by independent electrical contractors. We have established a nationwide network of electrical contractors and electrical service companies to act as installers and resellers of our products across the country.

Principal Executive Offices

               Our executive offices are located at 3940-7 Broad Street, Suite 200, San Luis Obispo, California, 93401. Our telephone number is (866) 297-7192. We maintain a web site at http://www.power-save.com. The material contained in our website is not incorporated herein and is not a part of this prospectus.

Summary Financial Data

               The income statement and balance sheet data shown below were derived from our unaudited interim period consolidated financial statements and audited consolidated financial statements. We have prepared our financial statements in accordance with generally accepted accounting principles. Our results of operations for any interim period do not necessarily indicate our results of operations for the full year. You should read this summary financial data in conjunction with the sections of this prospectus entitled, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," and our financial statements included in this prospectus.

Income Statement Data:

	Year Ended December 31,		Nine Months Ended September 30,
	2005	2006	2006	2007
	(from September 21, 2005 date of inception)		(unaudited)	(unaudited)

Revenues, net	$--	$650,692	$423,389	$1,760,908
Cost of Sales	--	279,984	99,009	349,533
Gross Margin	--	370,708	324,380	1,411,375
Total Operating Costs and Expenses	20,574	511,975	287,375	1,068,448
Net Income (Loss)	(20,574)	(141,267)	37,005	251,827

Balance Sheet Data:

As of September 30, 2007
(unaudited)

Cash and Cash Equivalents	$394,039
Working Capital	360,627
Total Assets	530,197
Long-Term Debt	--
Total Stockholder's Equity	377,986

History

               Mag Enterprises/Safari Associates

               We are the successor corporation of Mag Enterprises, Inc., a Utah corporation, incorporated on July 30, 1980. On September 10, 1993, Mag Enterprises filed an amendment to its articles of incorporation to change its name to Safari Associates, Inc.

               During late fiscal 2003 and into fiscal 2004, Safari Associates decided to change its business strategy from the manufacture of safari equipment including disposable cameras, recoil pads and targets to concentrate on research and development of products to be used to increase safety in the event of hostile fires. Safari Associates began developing and testing two new safety devices. One was the Flame Tame™, a unit that automatically sprays a fire retardant material covering approximately 200 square feet when activated by heat in excess of 145 degrees Fahrenheit. The other was a portable descent device to enable individuals to escape if trapped at the upper floors of a burning building.

               On March 7, 2006, Mr. Morton Berger, president and chairman of the board of directors of Safari Associates, passed away after a long illness and Mr. Zirk Engelbrecht was appointed as president of the company. Effective April 1, 2006, Safari Associates discontinued its operations related to fire safety devices and began seeking a merger candidate.

               Power-Save Nevada and Tabatha V

               On September 21, 2005, Mr. Michael Forster formed Power-Save Energy Corp., a Nevada corporation ("Power-Save Nevada"). He was the sole shareholder of that entity, owning 1,000,000 shares of its common stock. That entity was formed to market a power saving device under the terms of a distribution agreement with KVAR Energy Savings, Inc., an unaffiliated third party, and the owner of the power saving device.

               On September 30, 2005, Power-Save Nevada entered into a share exchange transaction with Tabatha V, Inc., a Colorado corporation. Before Power-Save Nevada and Tabatha V, Inc. entered into the share exchange agreement, there was no relationship between Tabatha V or any of its affiliates and either Mr. Forster or Power-Save Nevada or any of their affiliates. At the time of this transaction Tabatha V was a reporting company that filed regular reports with the SEC, but did not conduct any business operations. Tabatha V had acquired a trading symbol and intended to list its shares for trading on the Pink Sheets. Mr. Forster intended to operate Tabatha V as a fully reporting publicly traded company.

                Under the terms of the share exchange transaction, which was completed on October 1, 2005, Tabatha V acquired all of the outstanding stock of Power-Save Nevada in exchange for 10,000,000 shares of Tabatha V common stock, and Power-Save Nevada became a subsidiary of Tabatha V. After giving effect to the share exchange, Tabatha V had 17,337,500 shares of common stock outstanding, of which 10,000,000 shares, or 58%, were held by Power-Save Nevada and subsequently distributed to Mr. Forster.

               On October 17, 2005, Tabatha V effected a 1:100 reverse stock split. Issued and outstanding shares prior to the split totaled 17,337,500 and shares directly after the split totaled 173,375. On October 20, 2005, Mr. Forster was elected as a director and appointed president of Tabatha V.

               In November 2005, Tabatha V changed its name to Power-Save Energy Corp. and effected a 5:1 forward stock split. It also issued to Mr. Forster an additional 145,000,000 shares of common stock (post split) in exchange for an investment of $145,000. Issued and outstanding shares then totaled 145,866,875 shares with Mr. Forster owning 145,500,000 or approximately 99%.

               During the months of October and November 2005, Tabatha V contacted prospective market makers with respect to market making and trading in its common stock. At this time, it was discovered that in April 2004, Tabatha had filed a Form 15 with the SEC terminating its reporting obligations under the Securities Exchange Act of 1934, although Tabatha had continued voluntarily filing reports with the SEC. Because Tabatha was not required to filed periodic reports with the SEC it was unable to secure a market maker or trading status for its common common stock, and Mr. Forster's goal of developing the company into a fully reporting publicly traded company could not be achieved.

               In December 2005, Mr. Forster and Tabatha V reached an oral agreement to rescind the share exchange transaction. Accordingly, Tabatha V returned the 1,000,000 shares of Power-Save Nevada that it received in connection with the share exchange transaction, and Mr. Forster returned the 10,000,000 shares (500,000 shares after taking into account the 1:100 reverse split and the 5:1 forward split) of Tabatha V that he received in connection with the share exchange transaction. In addition, Mr. Forster returned the 145,000,000 shares of Power-Save common stock that he purchased and Power-Save returned the $145,000 that it received from Mr. Forster for such shares. No separate consideration was involved in connection with the rescission.

               On January 6, 2006, Power-Save Energy Corp. changed its name back to Tabatha V. Mr. Forster was subsequently replaced as a director and executive officer of Tabatha V. Neither Mr. Forster nor Power-Save Nevada has any continuing interest in, or any further relationship with, Tabatha V.

               PS Corp

               With the inability to bring Tabatha V to a fully reporting and publicly traded company, Mr. Forster began to evaluate other options for combining with a publicly traded company.

               On December 27, 2005, Mr. Forster acquired 145,000,000 shares of stock of Accel Energy Group, Inc., a Delaware corporation, in exchange for payment of $145,000. The 145,000,000 shares represented 79.12% of the then outstanding shares of Accel Energy. At the time of the acquisition, the shares of Accel Energy were traded on the Pink Sheet OTC system, but Accel Energy was a non-reporting company and did not file periodic reports with the SEC. Before Mr. Forster acquired such shares, neither Mr. Forster nor Power-Save Nevada nor any of their affiliates had any prior relationship with Accel Energy or any of its affiliates. Following the acquisition of such shares, Mr. Forster served as the sole employee of the company, and was responsible for all of its operations. In January 2006, Accel Energy changed its name and jurisdiction to Power-Save Energy Corp., a Nevada corporation ("PS Corp"), an entity separate and distinct from Power-Save Nevada.

               On January 4, 2006, Power-Save Nevada, the privately held company owned again by Mr. Forster, assigned the distribution agreement that it had with KVAR Energy Savings, Inc. to PS Corp. PS Corp and KVAR Energy were not affiliated at the time of the transaction. PS Corp began to market the power saving devices that it acquired under the terms of the distribution agreement with KVAR Energy and continued to do so through the first half of 2006.

               During the period from January 2006 until April 2006, PS Corp conducted operations related to the distribution of products manufactured by KVAR Energy. It also attempted to complete audits of its financial records for the purpose of undertaking reporting obligations under the Securities Exchange Act of 1934, as amended.

               During this time Mr. Forster learned that although the distribution agreement PS Corp had with KVAR Energy was on a non-exclusive basis, other distributors were purportedly granted exclusive rights to certain territories. As a result, PS Corp's regional and national marketing strategy conflicted with the exclusive rights that KVAR Energy granted to third parties. As such, Mr. Forster began evaluating options for procuring a power saving device from a source other than KVAR Energy so that PS Corp's regional and national marketing strategy could be implemented and to secure higher profit margins. Through Power-Save Nevada, the privately held company that he owned, Mr. Forster acquired all of the assets of ABET, which consisted of the intellectual property and designs for a new power saving device. Power-Save Nevada purchased such assets instead of PS Corp because PS Corp was contractually prevented from acquiring such assets under the terms of its distribution agreement with KVAR Energy.

               On May 29, 2006, PS Corp. terminated its distribution agreement with KVAR Energy and entered into a distribution agreement with Power-Save Nevada to market the new power saving device under the name "PS 1200".

               In August 2006, PS Corp's independent auditors informed the company that they lacked sufficient records to enable them to audit the historical financial results for the company.

               Because the condition of PS Corp's financial records would not permit it to become a fully reporting publicly traded company, on October 11, 2006, Mr. Forster resigned as an officer and director of PS Corp. In addition, Power-Save Nevada terminated its distribution agreement for the PS 1200 with PS Corp. Finally, Mr. Forster sold 145,000,000 shares of PS Corp, constituting all of his ownership interest and representing 79.12% of the then outstanding shares of PS Corp, to PTS, Inc., an unaffiliated third party in a private transaction. Shareholder approval was not required for Mr. Forster to sell his shares of PS Corp to PTS, Inc. PS Corp then combined with a new operating entity and changed its name to Disability Access Corp. There is no continuing relationship between Mr. Forster and either PTS, Inc. or Disability Access Corp.

               Power-Save Nevada and our Current Company

               On September 12, 2006, we entered into an asset purchase agreement with Power-Save Nevada, pursuant to which we issued 75,000,000 shares of our common stock to Power-Save Nevada and agreed to assume certain of Power-Save Nevada's liabilities in exchange for all of Power-Save Nevada's assets, which in addition to the rights to the PS 1200 design, included all of its cash, accounts receivable, inventory, equipment and intellectual property. The liabilities assumed included all unfulfilled contractual obligations and liabilities relating to the operation of Power-Save Nevada incurred in the ordinary course of its business and operation of its property existing and that were in effect as of the closing of the transaction, but excluding (a) its state and federal income tax obligations as of the closing; and (b) its liabilities existing and in effect as of the closing. This transaction closed on September 13, 2006. The acquisition of assets from Power-Save Nevada has been accounted for as a reverse acquisition.

               Mr. Forster was the sole stockholder of Power-Save Nevada at the time of the transaction. Before the asset purchase agreement was entered into on September 12, 2006, neither we nor any of our affiliates had any prior relationship with either Mr. Forster or Power-Save Nevada or any of their affiliates. At the time of the transaction we were a fully reporting, publicly traded company and our shares were traded on the OTC Bulletin Board. The 75,000,000 shares issued to Power-Save Nevada represented approximately 97% of our total outstanding common stock immediately following such issuance. Power-Save Nevada subsequently transferred the shares to Mr. Forster.

               Concurrently with the closing of the transaction, Mr. Forster was appointed as the sole officer of the Company. In addition, all then current directors resigned. The resignations of two of the directors, Christopher Day and Patrick Day, were effective immediately. The resignation of Mr. Zirk Engelbrecht was effective September 28, 2007. Neither Christopher Day nor Patrick Day have any ongoing relationship with the Company.

               On September 13, 2006, Mr. Forster entered into an oral agreement with Mr. Zirk Engelbrecht, pursuant to which Mr. Engelbrecht agreed to provide services to the company including identification of potential financing sources and strategic consulting services. In exchange for Mr. Engelbrecht's commitment to provide these services, Mr. Forster transferred 15,000,000 shares of his common stock to Mr. Engelbrecht. After giving effect to this transaction, Mr. Forster's beneficial ownership interest in our company was reduced to 60,000,000 shares, equaling approximately 77% of the shares then outstanding.

               On November 14, 2006, we filed another amendment to our articles of incorporation to change our name from Safari Associates, Inc. to our current name -- Power-Save Energy Company -- and to effect a three-for-one reverse split of our outstanding common stock. The three for one reverse split reduced our total outstanding shares at the time 77,537,384 to 25,845,795 and the shares held by Mr. Forster from 60,000,000 to 20,000,000.

               Mr. Forster continues to own the privately held Power-Save Nevada. That entity does not own any assets, and has no business operations. Mr. Forster does not have any current plans, intentions or arrangements with that entity that may have an impact on us.

The Offering

               This prospectus relates solely to the transfer without consideration by Mr. Forster, one of our directors and our chief executive officer and principal shareholder, of 2,859,640 shares of our common stock owned by Mr. Forster. Currently, Mr. Forster beneficially owns approximately 74% of our issued and outstanding common stock. After all of the shares of our common stock covered by this prospectus are transferred by Mr. Forster in accordance with this prospectus, Mr. Forster will beneficially own approximately 63% of our then issued and outstanding common stock.

               Mr. Forster is transferring the 2,859,640 shares of our common stock covered by this prospectus solely to individuals and entities that were stockholders of record of PS Corp as of September 13, 2006. There were 832 stockholders of record of PS Corp as of September 13, 2006 who will receive 416,168 shares in this offering. An additional 2,443,472 shares of stock will be issued to PS Corp stockholders that held their PS Corp stock in street name. We do not know how many PS Corp stockholders held their PS Corp stock in street name as of September 13, 2006. To our knowledge, none of the PS Corp stockholders receiving shares under this prospectus are affiliated with Mr. Forster or with us.

               Neither we nor Mr. Forster will receive any proceeds from the transfer of the shares under this prospectus. The transfer of the shares is being conducted by Mr. Forster, but benefits both Mr. Forster and us. The shares will be transferred to the stockholders on the basis of one share of our common stock for each share of PS Corp held by the stockholder at September 13, 2006. The shares being transferred are registered in the name of Mr. Forster. Mr. Forster is transferring the shares in part to address concerns of the PS Corp stockholders that they should be provided an opportunity to participate in Mr. Forster's continuing efforts to develop a company in the power saving device business and to eliminate any potential damages that PS Corp stockholders may have incurred in connection with the termination of his relationship with PS Corp. There are no conditions to any person's receipt of shares under this prospectus, no release of claims is being sought in connection with the transfer, and acceptance of the shares does not preclude any litigation that may be threatened or contemplated related to Mr. Forster's prior transactions and activities while with PS Corp. At September 13, 2006 the price per share of Common Stock of PS Corp was $0.26 as reported on the Pink Sheets. The closing price for our common stock as reported on November 27, 2007 was $0.48. Based on present market prices, the shareholders of PS Corp will receive a substantial economic benefit. The shares are being transferred by Mr. Forster, rather than us issuing new shares, to avoid dilution to our existing shareholders. See "Plan of Distribution" below.

               We also benefit from the transfer. The transfer of shares to PS Corp stockholders will address any equitable claims such stockholders may have that we are the successor in interest to PS Corp. The registration of the shares in connection with the transfer will increase our stockholder base, substantially add to our public float, and produce a more liquid market.

               Mr. Foster is bearing the costs associated with the transfer of the shares covered by this prospectus to the PS Corp stockholders, including any transfer agent, printing, postage and similar fees. We are bearing the costs associated with the filing of the registration statement of which this prospectus is a part.

               There is no agreement or understanding between us and Mr. Forster relating to the transfer of the shares covered by this prospectus to the PS Corp stockholders.

               The following table summarizes the terms of the offering:

Number of shares of our common stock offered pursuant to this prospectus:	2,859,640
Number of shares of our common stock outstanding before this offering:	27,031,168
Percent of our outstanding common stock represented by the shares being offered pursuant to this prospectus:	10.6%
Number of shares of common stock to be outstanding after all shares covered by this prospectus are transferred in accordance with this prospectus:	27,031,168
Proceeds to the Company:	None
OTC Bulletin Board Symbol:	PWSV

RISK FACTORS

               Investment in our common stock involves a high degree of risk. You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision. If any of the following risks actually occur, our business, financial condition or results of operations could suffer. In that case, the market price of our common stock could decline, and you may lose all or part of your investment.

Risks Related To Our Financial Condition

We have a limited operating history, have experienced significant expenditures related to funding our initial product development, and are currently carrying a net loss. If our business model is not successful, or if we are unable to generate sufficient revenue to offset our start-up expenditures, we may not become profitable on an annual basis, and the value of your investment may decline.

               We have a limited operating history from which to evaluate our business and prospects. We incurred a net loss of $141,266 for the year ended December 31, 2006. We have retained earnings of only $89,986 at September 30, 2007. We cannot assure you that our future planned operations will be implemented successfully or that we will ever have profits on an annual basis. We have yet to establish significant customer demand for our products and may not for a significant period of time, if ever. If we fail to generate sufficient demand for our products, we could be forced to discontinue operations. Furthermore, we are experiencing the initial costs and uncertainties of a young operating company, including start-up expenditures, unforeseen costs and difficulties, complications, and delays, all of which must be resolved and/or paid without the benefit of a predictable revenue stream. We cannot be sure that we will be successful in meeting these challenges and addressing these risks and uncertainties. If we are unable to do so, our business will not be successful.

Our auditors have expressed substantial doubt regarding our ability to continue as a going concern.

               As of the date of our most recent audit, which included the fiscal years ended December 31, 2006 and December 31, 2005, we had not generated sufficient revenues to meet our cash flow needs. As a result, our auditors have expressed substantial doubt about our ability to continue as a going concern. We incurred a net loss of $141,266 for the year ended December 31, 2006. We cannot assure you that we will be able to obtain sufficient funds from our operating or financing activities to support our continued operations. If we cannot continue as a going concern, we may need to substantially revise our business plan or cease operations, which may reduce or negate the value of your investment.

To satisfy our capital requirements, we may need to raise funds in the public or private capital markets, which may not be given on terms favorable to us, or we may not be able to raise funds at all. In the event that we receive funds on undesirable terms, or are unable to raise additional funds, we may not be able to fund our operations and may not be able to continue as a going concern. The additional funding may have terms which will dilute the value of your investment.

               In order to meet our capital requirements, we may seek additional funding through the sale of debt or equity securities. We cannot assure you that any such funding will be available to us, or if it is available, that it will be available on terms favorable to us. If adequate funds are not available, we may not be able to continue, or may have to substantially curtail, our operating activities. If we are successful in obtaining additional funds, the terms of the financing may have the effect of diluting the value of your shares.

Risks Related to Our Business

We currently depend on the services of Mr. Forster as our sole employee; the loss of Mr. Forster's services would adversely affect our business. Our future growth will be limited if we cannot successfully attract and retain employees with the expertise required for our business.

               At present, Mr. Forster is our sole employee. We intend to retain a small employee base while we transition from a development company to an operating company. As a result, we are highly dependent on Mr. Forster's services, and when we retain additional employees will be dependent upon their services. The loss of Mr. Forster, or any future key employee would have a significant impact on our operations. Our future success will depend in part on our ability to retain Mr. Forster and new key employees and to identify, hire and retain additional personnel. If we fail to hire and retain personnel in key positions, we may be unable to grow our business successfully.

We face competition from much larger and well-established companies.

               We face competition from much larger and well-established companies, including KVAR Energy and others. These companies have or may have greater financial resources, production, sales, marketing, engineering and other capabilities with which to develop, manufacture, market and sell their products, and more experience in research and development than we have. In addition, other established or new companies may develop or market products competitive with, or superior to, our products. We cannot assure you that our competitors will not succeed in developing or marketing technologies or products that are more effective or commercially attractive than our products or that would render our products and services obsolete. Our success will depend in large part on our ability to maintain a competitive position with our products.

Lower than expected market acceptance of our products or services would negatively impact our business.

               We have yet to establish significant customer acceptance of our products. End-users will not begin to use our products unless they determine that our products will save them energy costs and are safe and reliable. These and other factors may affect the rate and level of market acceptance of our products, including:

•	our product's price relative to competing products or alternative means of saving energy costs;
•	effectiveness of our sales and marketing efforts;
•	perception by our targeted end-users of our product's reliability, efficacy and benefits compared to competing technologies;
•	willingness of our targeted end-users to adopt new technologies; and
•	development of new products and technologies by our competitors.

               If our products and services do not achieve market acceptance, our ability to achieve any level of profitability would be harmed and our stock price would decline.

Price competition would negatively impact our business.

               Our profitability could be negatively affected in the future as a result of competitive price pressures in the sale of energy saving products, which could cause us to reduce the price of our products. Any such reduction could have an adverse impact on our product margins and profitability.

We may experience delays in product introductions and our products may contain defects which could seriously harm our results of operations.

               We may experience delays in the introduction of new products and enhancements. Delays in product or enhancement release dates, whether caused by factors such as unforeseen technology issues or otherwise, could negatively impact our sales revenue in the relevant period. In addition, we may terminate new product or enhancement development efforts prior to any introduction of a new product or enhancement. Any delays for new product offerings currently under development or any product defect issues or product recalls could adversely affect the market acceptance of our products, our ability to compete effectively in the market, and our reputation, and therefore could lead to decreased product sales and could seriously harm our results of operations.

We are just starting sales of our PS3200 and PS3400 and cannot be certain that we will be successful selling into new markets.

                Through September 30, 2007, substantially all of our sales have been of our PS1200 consumer product, which we have sold direct to consumers primarily through our website and through 60 second and 120 second direct response TV advertisements. With the introduction of our commercial products, the PS3200 and PS3400, we are approaching a new market. We do not have experience selling into the commercial markets and cannot be certain that we will generate significant demand for our products, or that our marketing programs will prove successful for the commercial and light industrial target market.

Risks Relating to Our Industry

We face risks associated with our products and product development, including new product introductions and transitions.

                Energy conservation is a growing industry with increased research and development being spent on a number of alternative solutions. If we are unable to anticipate or keep pace with changes in the marketplace and the direction of technological innovation and customer demands, our products may become less useful or obsolete and our operating results will suffer. To compete successfully, we will need to continue to demonstrate the advantages of our products and services over alternative products and technologies, and convince end users of the advantages of our products and services. The success of our products depends on several factors, including proper new product definition, product cost, timely completion and introduction of new products, proper positioning of new products in relation to our total product portfolio and their relative pricing, differentiation of new products from those of our competitors, and market acceptance of these products.

We may be sued for violating the intellectual property rights of others.

                The energy saving industry is characterized by a substantial investment in patent and other intellectual property rights. Determining whether a product infringes a patent involves complex legal and factual issues, and the outcome of patent litigation actions is often uncertain. We have not conducted an extensive search of patents issued to third parties, and no assurance can be given that third party patents containing claims covering our products, parts of our products, technology or methods do not exist, have not been filed, or could not be filed or issued.

                In the event that we become subject to a patent infringement or other intellectual property lawsuit and if the relevant patents or other intellectual property were upheld as valid and enforceable and we were found to infringe or violate the terms of a license to which we are a party, we could be prevented from selling our products unless we could obtain a license or were able to redesign the product to avoid infringement. If we were unable to obtain a license or successfully redesign our system, we might be prevented from selling our system. If there is an allegation or determination that we have infringed the intellectual property rights of a competitor or other person, we may be required to pay damages, or a settlement or ongoing royalties. In these circumstances, we may be unable to sell our products at competitive prices or at all, our business and operating results could be harmed and our stock price may decline.

Risks Related to the Market for Our Common Stock

We may experience significant fluctuations in the market price of our common stock.

                The market price of our common stock may experience significant fluctuations. These fluctuations may be unrelated or out of proportion to our operating performance, and could harm our stock price. Any negative change in the public's perception of the prospects of companies that employ similar technology or sell into similar markets could also depress our stock price, regardless of our actual results.

                The market price of our common stock may be significantly affected by a variety of factors, including:

•	the announcement of new products, product enhancements, new services or service enhancements by us or our competitors;
•	announcements of strategic alliances or significant agreements by us or by our competitors;
•	technological innovations by us or our competitors;
•	quarterly variations in our results of operations;
•	acquisition of one of our competitors by a significantly larger company;
•	general market conditions or market conditions specific to technology industries;
•	sales of large blocks of our common stock; and
•	domestic and international macroeconomic factors.

Our board of directors has the right to issue additional shares of common stock, without stockholder consent, which could have the effect of creating substantial dilution or impeding or discouraging a takeover transaction.

                Pursuant to our articles of incorporation, our board of directors may issue additional shares of common or preferred stock. Any additional issuance of common stock could have the effect of impeding or discouraging the acquisition of control of us by means of a merger, tender offer, proxy contest or otherwise, including a transaction in which our stockholders would receive a premium over the market price for their shares, and thereby protects the continuity of our management. Specifically, if in the due exercise of its fiduciary obligations, our board of directors was to determine that a takeover proposal was not in the best interest of the Company or our stockholders, shares could be issued by our board of directors without stockholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover by:

•	diluting the voting or other rights of the proposed acquirer or insurgent stockholder group;
•	putting a substantial voting block in institutional or other hands that might undertake to support the incumbent board of directors; or
•	effecting an acquisition that might complicate or preclude the takeover.

The market price of our securities could be adversely affected by sales of registered and restricted securities.

                Actual sales or the prospect of future sales of shares of our common stock under Rule 144 may have a depressive effect upon the price of, and market for, our common stock. As of September 30, 2007, 27,031,168 shares of our common stock were issued and outstanding. Of such issued and outstanding shares, 25,148,083 are currently "restricted securities." The registration of the shares covered by this prospectus will result in 2,859,460 of those shares becoming freely tradable. In addition, the balance of the outstanding shares under some circumstances may, in the future, be under a registration under the Securities Act of 1933, as amended, or the "Securities Act," or in compliance with Rule 144 adopted under the Securities Act. In general, under Rule 144, subject to the satisfaction of other conditions, a person who has beneficially owned restricted shares of common stock for at least one year is entitled to sell, within any three month period, a number of shares that:

•	does not exceed the greater of 1% of the total number of outstanding shares of the same class; or
•	if the common stock is quoted on NASDAQ or a stock exchange, the average weekly trading volume during the four calendar weeks immediately preceding the sale.

                A person who presently is not and who has not been one of our affiliates for at least three months immediately preceding a sale and who has beneficially owned the shares of common stock for at least two years is entitled to sell these shares under Rule 144 without regard to any of the volume limitations described above. We cannot predict what effect, if any, that sales of shares of common stock, or the availability of these shares for sale, will have on the market prices prevailing from time to time. Nevertheless, the possibility that substantial amounts of common stock may be sold in the public market may adversely effect prevailing prices for our common stock and could impair our ability to raise capital in the future through the sale of equity securities.

An investment in our company may be diluted in the future as a result of the issuance of additional securities.

                In order to raise additional capital to fund our business plan, we may issue additional shares of common stock or securities convertible, exchangeable or exercisable into common stock from time to time, which could result in substantial dilution to current stockholders. The issuance of additional debt securities would result in increased expenses and could result in covenants that would restrict our operations. No arrangements for any such offering exist, and no assurance can be given concerning the terms of any future offering or that we will be successful in issuing common stock or other securities at all. If adequate funds are not available, we may not be able to continue our operations or implement our planned additional research and development activities, any of which would adversely affect our results of operations and financial condition.

We may be the subject of securities class action litigation due to future stock price volatility.

                In the past, when the market price of a stock has been volatile, holders of that stock have often instituted securities class action litigation against the company that issued the stock. If any of our stockholders brought a lawsuit against us, we could incur substantial costs defending the lawsuit. The lawsuit could also divert the time and attention of our management.

We have never paid dividends on our capital stock, and we do not anticipate paying any cash dividends in the foreseeable future.

                We have paid no cash dividends on any of our classes of capital stock to date. We currently intend to retain our future earnings, if any, to fund the development and growth of our business. In addition, the terms of any future debt or credit facility, if any, may preclude us from paying dividends. As a result, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.

Because we will be required to comply with the internal control attestation provisions of Section 404 of the Sarbanes-Oxley Act of 2002 beginning for the fiscal year ended December 31, 2007, our compliance with the SEC's rules concerning internal controls will be costly, time-consuming and difficult for us.

                The Sarbanes-Oxley Act of 2002, or "SOX," that became law in July 2002 requires changes in some of our corporate governance, public disclosure and compliance practices. Currently, the SEC's rules under Section 404 of SOX will require us to have our management attest to the adequacy of our internal controls in our annual report on Form 10-KSB for the year ended December 31, 2007. No member of our management has any experience in complying with Section 404. Furthermore, we have been advised by our independent registered public accounting firm that we will be required to make substantial changes to our internal controls in order for our management to be able to attest that as of December 31, 2007, our internal controls are effective. Larger public companies which have been required to comply with Section 404 have encountered significant expenses, both from diversion of management time and attention, the acquisition of new computer software, the employing of additional personnel and training and third party internal controls consultants. While our business is not as sophisticated or complex as these larger companies, we anticipate it will be time-consuming, costly and difficult for us to develop and implement the internal controls necessary for our management to attest that our internal controls are effective as of December 31, 2007. We may need to hire additional financial reporting and internal controls personnel, acquire software and retain a third party consultant during 2007. If our management is unable to attest that our internal controls are effective as of December 31, 2007, investors may react by selling our stock and causing its price to fall.

Our common stock is traded on the OTC Bulletin Board, which may be detrimental to investors.

                Our common stock is currently traded on the OTC Bulletin Board. Stocks traded on the OTC Bulletin Board generally have limited trading volume and exhibit a wide spread between the bid and ask quotation. Accordingly, you may not be able to sell your shares quickly or at the market price if trading in our stock is not active.

Mr. Forster, a director and officer, beneficially owns approximately 74% of our outstanding common stock, which could limit your ability to influence the outcome of key transactions, including changes of control.

                As of November 26, 2007, Mr. Forster, one of our directors and our chief executive officer, beneficially owns approximately 74% of our outstanding common stock. After all shares of our common stock covered by this prospectus are transferred by Mr. Forster in accordance with this prospectus, he will own approximately 63% of our common stock. Mr. Forster has, and will continue to have, voting control and would be able to control the election of directors and the approval of significant corporate transactions. Moreover, as of November 26, 2007, our current directors, executive officers, and holders of 5% or more of our outstanding common stock, including shares owned by Mr. Forster, beneficially own, in the aggregate, approximately 81% of our outstanding common stock. This concentration of ownership may delay, deter or prevent a change of control of our company and will make some transactions more difficult or impossible without the support of these shareholders.

Our common stock is subject to penny stock rules.

                Our common stock is subject to Rule 15g-1 through 15g-9 under the Securities Exchange Act of 1934, as amended, or the "Exchange Act," which imposes certain sales practice requirements on broker-dealers which sell our common stock to persons other than established customers and "accredited investors" (generally, individuals with a net worth in excess of $1,000,000 or annual incomes exceeding $200,000 (or $300,000 together with their spouse)). For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to the sale. This rule adversely affects the ability of broker-dealers to sell our common stock and purchasers of our common stock to sell their shares of such common stock. Additionally, our common stock is subject to the SEC regulations for "penny stock." Penny stock includes any equity security that is not traded on an exchange and has a market price of less than $5.00 per share, subject to certain exceptions. The regulations require that prior to any non-exempt buy/sell transaction in a penny stock, a disclosure schedule set forth by the SEC relating to the penny stock market must be delivered to the purchaser of such penny stock. This disclosure must include the amount of commissions payable to both the broker-dealer and the registered representative and current price quotations for the common stock. The regulations also require that monthly statements be sent to holders of penny stock which disclose recent price information for the penny stock and information of the limited market for penny stocks. These requirements adversely affect the market liquidity of our common stock.

DESCRIPTION OF BUSINESS

                We are a development stage company that manufactures, markets, and sells electricity saving devices to homeowners and small businesses. Our products are intended to reduce our customer's electricity consumption and reduce their monthly electric bill.

                History and Reverse Merger

                Mag Enterprises/Safari Associates

                We are the successor corporation of Mag Enterprises, Inc., a Utah corporation, incorporated on July 30, 1980. On September 10, 1993, Mag Enterprises filed an amendment to its articles of incorporation to change its name to Safari Associates, Inc.

                During late fiscal 2003 and into fiscal 2004, Safari Associates decided to change its business strategy from the manufacture of safari equipment including disposable cameras, recoil pads and targets to concentrate on research and development of products to be used to increase safety in the event of hostile fires. Safari Associates began developing and testing two new safety devices. One was the Flame Tame™, a unit that automatically sprays a fire retardant material covering approximately 200 square feet when activated by heat in excess of 145 degrees Fahrenheit. The other was a portable descent device to enable individuals to escape if trapped at the upper floors of a burning building.

                On March 7, 2006, Mr. Morton Berger, president and chairman of the board of directors of Safari Associates, passed away after a long illness and Mr. Zirk Engelbrecht was appointed as president of the company. Effective April 1, 2006, Safari Associates discontinued its operations related to fire safety devices and began seeking a merger candidate.

                Power-Save Nevada and Tabatha V

                On September 21, 2005, Mr. Michael Forster formed Power-Save Energy Corp., a Nevada corporation ("Power-Save Nevada"). He was the sole shareholder of that entity, owning 1,000,000 shares of its common stock. That entity was formed to market a power saving device under the terms of a distribution agreement with KVAR Energy Savings, Inc., an unaffiliated third party, and the owner of the power saving device.

                On September 30, 2005, Power-Save Nevada entered into a share exchange transaction with Tabatha V, Inc., a Colorado corporation. Before Power-Save Nevada and Tabatha V, Inc. entered into the share exchange agreement, there was no relationship between Tabatha V or any of its affiliates and either Mr. Forster or Power-Save Nevada or any of their affiliates. At the time of this transaction Tabatha V was a reporting company that filed regular reports with the SEC, but did not conduct any business operations. Tabatha V had acquired a trading symbol and intended to list its shares for trading on the Pink Sheets. Mr. Forster intended to operate Tabatha V as a fully reporting publicly traded company.

                Under the terms of the share exchange transaction, which was completed on October 1, 2005, Tabatha V acquired all of the outstanding stock of Power-Save Nevada in exchange for 10,000,000 shares of Tabatha V common stock, and Power-Save Nevada became a subsidiary of Tabatha V. After giving effect to the share exchange, Tabatha V had 17,337,500 shares of common stock outstanding, of which 10,000,000 shares, or 58%, were held by Power-Save Nevada and subsequently distributed to Mr. Forster.

                On October 17, 2005, Tabatha V effected a 1:100 reverse stock split. Issued and outstanding shares prior to the split totaled 17,337,500 and shares directly after the split totaled 173,375. On October 20, 2005, Mr. Forster was elected as a director and appointed president of Tabatha V.

                In November 2005, Tabatha V changed its name to Power-Save Energy Corp. and effected a 5:1 forward stock split. It also issued to Mr. Forster an additional 145,000,000 shares of common stock (post split) in exchange for an investment of $145,000. Issued and outstanding shares then totaled 145,866,875 shares with Mr. Forster owning 145,500,000 or approximately 99%.

                During the months of October and November 2005, Tabatha V contacted prospective market makers with respect to market making and trading in its common stock. At this time, it was discovered that in April 2004, Tabatha had filed a Form 15 with the SEC terminating its reporting obligations under the Securities Exchange Act of 1934, although Tabatha had continued voluntarily filing reports with the SEC. Because Tabatha was not required to filed periodic reports with the SEC it was unable to secure a market maker or trading status for its common common stock, and Mr. Forster's goal of developing the company into a fully reporting publicly traded company could not be achieved.

                In December 2005, Mr. Forster and Tabatha V reached an oral agreement to rescind the share exchange transaction. Accordingly, Tabatha V returned the 1,000,000 shares of Power-Save Nevada that it received in connection with the share exchange transaction, and Mr. Forster returned the 10,000,000 shares (500,000 shares after taking into account the 1:100 reverse split and the 5:1 forward split) of Tabatha V that he received in connection with the share exchange transaction. In addition, Mr. Forster returned the 145,000,000 shares of Power-Save common stock that he purchased and Power-Save returned the $145,000 that it received from Mr. Forster for such shares. No separate consideration was involved in connection with the rescission.

                On January 6, 2006, Power-Save Energy Corp. changed its name back to Tabatha V. Mr. Forster was subsequently replaced as a director and executive officer of Tabatha V. Neither Mr. Forster nor Power-Save Nevada has any continuing interest in, or any further relationship with, Tabatha V.

                PS Corp

                With the inability to bring Tabatha V to a fully reporting and publicly traded company, Mr. Forster began to evaluate other options for combining with a publicly traded company.

                On December 27, 2005, Mr. Forster acquired 145,000,000 shares of stock of Accel Energy Group, Inc., a Delaware corporation, in exchange for payment of $145,000. The 145,000,000 shares represented 79.12% of the then outstanding shares of Accel Energy. At the time of the acquisition, the shares of Accel Energy were traded on the Pink Sheet OTC system, but Accel Energy was a non-reporting company and did not file periodic reports with the SEC. Before Mr. Forster acquired such shares, neither Mr. Forster nor Power-Save Nevada nor any of their affiliates had any prior relationship with Accel Energy or any of its affiliates. Following the acquisition of such shares, Mr. Forster served as the sole employee of the company, and was responsible for all of its operations. In January 2006, Accel Energy changed its name and jurisdiction to Power-Save Energy Corp., a Nevada corporation ("PS Corp"), an entity separate and distinct from Power-Save Nevada.

                On January 4, 2006, Power-Save Nevada, the privately held company owned again by Mr. Forster, assigned the distribution agreement that it had with KVAR Energy Savings, Inc. to PS Corp. PS Corp and KVAR Energy were not affiliated at the time of the transaction. PS Corp began to market the power saving devices that it acquired under the terms of the distribution agreement with KVAR Energy and continued to do so through the first half of 2006.

                During the period from January 2006 until April 2006, PS Corp conducted operations related to the distribution of products manufactured by KVAR Energy. It also attempted to complete audits of its financial records for the purpose of undertaking reporting obligations under the Securities Exchange Act of 1934, as amended.

                During this time Mr. Forster learned that although the distribution agreement PS Corp had with KVAR Energy was on a non-exclusive basis, other distributors were purportedly granted exclusive rights to certain territories. As a result, PS Corp's regional and national marketing strategy conflicted with the exclusive rights that KVAR Energy granted to third parties. As such, Mr. Forster began evaluating options for procuring a power saving device from a source other than KVAR Energy so that PS Corp's regional and national marketing strategy could be implemented and to secure higher profit margins. Through Power-Save Nevada, the privately held company that he owned, Mr. Forster acquired all of the assets of ABET, which consisted of the intellectual property and designs for a new power saving device. Power-Save Nevada purchased such assets instead of PS Corp because PS Corp was contractually prevented from acquiring such assets under the terms of its distribution agreement with KVAR Energy.

                On May 29, 2006, PS Corp. terminated its distribution agreement with KVAR Energy and entered into a distribution agreement with Power-Save Nevada to market the new power saving device under the name "PS 1200.

                In August 2006, PS Corp's independent auditors informed the company that they lacked sufficient records to enable them to audit the historical financial results for the company.

                Because the condition of PS Corp's financial records would not permit it to become a fully reporting publicly traded company, on October 11, 2006, Mr. Forster resigned as an officer and director of PS Corp. In addition, Power-Save Nevada terminated its distribution agreement for the PS 1200 with PS Corp. Finally, Mr. Forster sold 145,000,000 shares of PS Corp, constituting all of his ownership interest and representing 79.12% of the then outstanding shares of PS Corp, to PTS, Inc., an unaffiliated third party in a private transaction. Shareholder approval was not required for Mr. Forster to sell his shares of PS Corp to PTS, Inc. PS Corp then combined with a new operating entity and changed its name to Disability Access Corp. There is no continuing relationship between Mr. Forster and either PTS, Inc. or Disability Access Corp.

                Power-Save Nevada and our Current Company

                On September 12, 2006, we entered into an asset purchase agreement with Power-Save Nevada, pursuant to which we issued 75,000,000 shares of our common stock to Power-Save Nevada and agreed to assume certain of Power-Save Nevada's liabilities in exchange for all of Power-Save Nevada's assets, which in addition to the rights to the PS 1200 design, included all of its cash, accounts receivable, inventory, equipment and intellectual property. The liabilities assumed included all unfulfilled contractual obligations and liabilities relating to the operation of Power-Save Nevada incurred in the ordinary course of its business and operation of its property existing and that were in effect as of the closing of the transaction, but excluding (a) its state and federal income tax obligations as of the closing; and (b) its liabilities existing and in effect as of the closing. This transaction closed on September 13, 2006. The acquisition of assets from Power-Save Nevada has been accounted for as a reverse acquisition.

                Mr. Forster was the sole stockholder of Power-Save Nevada at the time of the transaction. Before the asset purchase agreement was entered into on September 12, 2006, neither we nor any of our affiliates had any prior relationship with either Mr. Forster or Power-Save Nevada or any of their affiliates. At the time of the transaction we were a fully reporting, publicly traded company and our shares were traded on the OTC Bulletin Board. The 75,000,000 shares issued to Power-Save Nevada represented approximately 97% of our total outstanding common stock immediately following such issuance. Power-Save Nevada subsequently transferred the shares to Mr. Forster.

                Concurrently with the closing of the transaction, Mr. Forster was appointed as the sole officer of the Company. In addition, all then current directors resigned. The resignations of two of the directors, Christopher Day and Patrick Day, were effective immediately. The resignation of Mr. Zirk Engelbrecht was effective September 28, 2007. Neither Christopher Day nor Patrick Day have any ongoing relationship with the Company.

                On September 13, 2006, Mr. Forster entered into an oral agreement with Mr. Zirk Engelbrecht, pursuant to which Mr. Engelbrecht agreed to provide services to the company including identification of potential financing sources and strategic consulting services. In exchange for Mr. Engelbrecht's commitment to provide these services, Mr. Forster transferred 15,000,000 shares of his common stock to Mr. Engelbrecht. After giving effect to this transaction, Mr. Forster's beneficial ownership interest in our company was reduced to 60,000,000 shares, equaling approximately 77% of the shares then outstanding.

                On November 14, 2006, we filed another amendment to our articles of incorporation to change our name from Safari Associates, Inc. to our current name -- Power-Save Energy Company -- and to effect a three-for-one reverse split of our outstanding common stock. The three for one reverse split reduced our total outstanding shares at the time 77,537,384 to 25,845,795 and the shares held by Mr. Forster from 60,000,000 to 20,000,000.

                Mr. Forster continues to own the privately held Power-Save Nevada. That entity does not own any assets and has no business operations. Mr. Forster does not have any current plans, intentions or arrangements with that entity that may have an impact on us.

Products

                We currently manufacture and sell three products. The Power-Save 1200, or PS1200, our initial product, is designed for residential use. Our other two products, the Power-Save 3200 and Power-Save 34000, or PS3200 and PS3400, are designed for light commercial and light industrial use.

                All of our products are designed to reduce our customer's electricity consumption and reduce their electric utility bill. Our products reduce the amount of power drawn from the utility by storing (in their capacitors) otherwise lost electricity (watts) derived from the inductive motors in your home or business. Inductive motors are found in such devices as air conditioning units, refrigerators, freezers, washers, dryers, dishwashers, pool pumps, vacuum cleaners, furnace blower motors, and fans. The technology applied by our products collects that otherwise lost electricity and stores it. When your inductive motors are initiated, electricity is drawn from that stored electricity back to your inductive loads, thus reducing your demand for electricity.

                The PS1200 is a single phase 200 amp power factor correction device. It is commonly installed on single family residence. The unit weighs approximately 7 lbs, measures 6" x 6" x 4", and installs using a 20 amp double pull breaker into the electrical panel of any home. The PS1200 is typically installed by a licensed electrician.

                The PS3200 is a three phase 200 amp power factor correction device. The PS3400 is a three phase 400 amp power factor correction device. They have been designed for installation in light commercial applications. Target customers for these products are gasoline service stations, corner grocery stores, fast food restaurants, car wash facilities, laundromats, and similar businesses. The units weigh 11 pounds, measure 10"x 10" x 6", and install using a 30 amp triple pull breaker into the electrical panel of any commercial establishment. The units are typically installed by a licensed electrician.

Manufacturing and Suppliers

                We own the designs for our products. We have the products manufactured to our design specifications and under our Underwriters Laboratories, or UL, certification by an unrelated third party manufacturer in China. We order from the manufacturer on a purchase order basis. The manufacturer provides warehousing services and will ship to us or directly to our customers. While we currently rely on one manufacturer as the sole supplier of our products, we believe that the components for our products and the manufacturing and warehousing services we receive from our supplier are available from a number of other manufacturers.

Marketing and Distribution

                We market our products through our website, through 60 second and 120 second direct response television commercials which are played on cable TV across America, and through select Internet advertising. We retain the services of a full service call center to take incoming orders that result from the TV commercials, and use PayPal Merchant services to accept payment for products. We farm out to independent sales individuals our telephone and email based leads and we pay sales commissions only on closed sales. Installation of our products is typically done by independent electrical contractors. We have established a nationwide network of electrical contractors and electrical service companies to act as installers and resellers of our products across the country.

Competition

                We face direct competition from companies that offer products with similar features. We attempt to compete against these companies on the basis of our brand, our marketing, product pricing, product features, and reliability.

                We currently have only one employee and limited financial resources. Our competitors have or may have greater financial resources, production, sales, marketing, engineering and other capabilities with which to develop, manufacture, market and sell their products, and more experience in research and development than we have. In addition, other established or new companies may develop or market products competitive with, or superior to, our products. See "Risk Factors" above.

Intellectual Property

                We own the designs for our products, but have not filed any patent applications, or filed for any patent protection, with respect to those product designs. We are not aware of, and no third party has made a claim to us, that our designs infringe any third party's intellectual property rights. However, we have not conducted an extensive search of patents issued to third parties and therefore cannot assure you that our designs do not infringe any patents filed by third parties. Any claim of infringement could result in significant expense to our business. See "Risk Factors" above.

Approvals

                We have secured a listing from Underwriters Laboratories, or UL, for all three of our products - the PS1200, PS3200 and PS3400.

Employees

                We have only one employee, our chief executive officer, Michael Forster.

DESCRIPTION OF PROPERTY

                We are a virtual company, with the vast majority of our operations related to manufacturing, sales and distribution performed by outside vendors. We do not currently own or lease any real property.

LEGAL PROCEEDINGS

                On or about September 6, 2007, we were served with a lawsuit from a former officer of our predecessor company, Safari Associates, Inc. The former officer, Stephen Steeneck, alleges breach of contract, quantum meruit, unjust enrichment and other causes of action for failure to remit payment on loans Mr. Steeneck alleges he made to Safari Associates, Inc. and for failure to pay deferred compensation in the amount of $500,000.00. We have an indemnification agreement with Safari Associates, and it is handling the lawsuit which is in the early stages.

                In addition, from time to time and in the course of business, we may become involved in various legal proceedings seeking monetary damages and other relief. The amount of the ultimate liability, if any, from such claims cannot be determined. However, in the opinion of our management, there are no legal claims currently pending or threatened against us that would be likely to have a material adverse effect on our financial position, results of operations or cash flows.

USE OF PROCEEDS

                The transfer of our shares of common stock under this prospectus is being made by one of our directors and our chief executive officer and principal shareholder, Michael Forster, without consideration. Neither we nor Mr. Forster will receive any proceeds from the transfer of our shares of common stock under this prospectus.
MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Market Information

                Our common stock trades publicly on the OTC Bulletin Board under the symbol "PWSV." The OTC Bulletin Board is a regulated quotation service that displays real-time quotes, last-sale prices and volume information in over-the-counter equity securities. The OTC Bulletin Board securities are traded by a community of market makers that enter quotes and trade reports. This market is extremely limited and any prices quoted may not be a reliable indication of the value of our common stock.

                The following table sets forth the high and low bid prices per share of our common stock by the OTC Bulletin Board for the periods indicated as reported on the OTC Bulletin Board. Our reverse merger transaction occurred on September 13, 2006. Prices prior to that date reflect sales of Safari Associates, Inc. prior to its acquisition of us.

Fiscal 2007	High	Low
Fourth quarter (to November 26, 2007)	$0.65	$0.40
Third quarter (to August 21)	$1.01	$0.45
Second quarter	$1.95	$0.30
First quarter	$2.60	$1.10

Fiscal 2006	High	Low
Fourth quarter	$3.20	$1.40
Third quarter	$2.30	$0.50
Second quarter	$3.20	$0.60
First quarter	$1.60	$0.60

Fiscal 2005	High	Low
Fourth quarter	$0.38	$0.15
Third Quarter	$0.33	$0.15

                The quotes represent inter-dealer prices, without adjustment for retail mark-up, markdown or commission and may not represent actual transactions. The trading volume of our securities fluctuates and may be limited during certain periods. As a result of these volume fluctuations, the liquidity of an investment in our securities may be adversely affected.

Holders

                As of October 1, 2007, there were approximately 287 stockholders of record of our common stock. The number does not include beneficial owners who held shares as broker/dealers in "street name."

Transfer Agent

                Our transfer agent is American Registrar & Transfer Co., 942 East 900 South, Salt Lake City, Utah 84111, and its telephone number is (801) 363-9065.

Dividends

                We have not paid any cash dividends on our common stock, and do not anticipate paying cash dividends on our common stock in the near future. We anticipate that any income generated in the foreseeable future will be retained for the development and expansion of our business. Future dividend policy is subject to the discretion of our board of directors and will depend upon a number of factors, including future earnings, debt service, capital requirements, business conditions, our financial condition and other factors that our board of directors may deem relevant.

Securities Authorized for Issuance under Equity Compensation Plans

                We do not currently have equity compensation plans or any shares authorized for issuance under any equity compensation plan.

PLAN OF DISTRIBUTION

                This prospectus relates solely to the offer and transfer, without consideration, by Michael Forster, one of our directors and our chief executive officer and principal shareholder, of 2,859,460 shares of our common stock owned by Mr. Forster. This offering will not result in the issuance of any additional shares of our common stock and will not result in any dilution to our existing stockholders. Currently, Mr. Forster beneficially owns approximately 74% of our issued and outstanding common stock. After all of the shares of our common stock covered by this prospectus are transferred by Mr. Forster in accordance with this prospectus, Mr. Forster will beneficially own approximately 63% of our then issued and outstanding common stock.

                Mr. Forster is transferring these shares, without consideration, solely to individuals and entities that were holders of record of Disability Access Corp. as of September 13, 2006. There were 832 stockholders of record of PS Corp as of September 13, 2006 who will receive 416,168 shares in this offering. An additional 2,443,472 shares of stock will be issued to PS Corp stockholders that held their PS Corp stock in street name. We do not know how many PS Corp stockholders held their PS Corp stock in street name as of September 13, 2006. To our knowledge, none of the PS Corp stockholders receiving shares under this prospectus are affiliated with Mr. Forster or with us.

                At September 13, 2006 and until November 2006, Disability Access Corp. was known as Power-Save Energy Corp. That entity is at times referred to in this prospectus as PS Corp.

                On September 13, 2006, Mr. Forster was the chief executive officer and controlling shareholder of PS Corp. That entity was originally engaged in marketing power saving devices that it acquired from KVAR Energy, Inc. under the terms of a distribution agreement.

                At that time, Mr. Forster was also the principal executive officer and sole stockholder of Power-Save Nevada, which had been formed to acquire and develop residential and commercial power saving devices. On September 13, 2006, Power-Save Nevada sold its assets to us in exchange for 75,000,000 shares of our common stock, which amount represented approximately 97% of our outstanding common stock immediately following such issuance. Mr. Forster then resigned his position with, and sold his controlling stock position in, PS Corp. PS Corp discontinued sales of power saving devices and combined with a new operating entity. No approval of the stockholders was secured in connection with Mr. Foster's sale of his interest in PS Corp.

                Our company is separate and distinct from PS Corp. Nonetheless, shareholders of PS Corp were confused by the change and began contacting Mr. Forster concerning the transaction. Rather than address individual claims relating to the transaction and to provide PS Corp stockholders with a continuing interest in Mr. Forster's efforts to develop a company in the power saving device business and to eliminate any potential damages that PS Corp stockholders may have incurred in connection with the termination of Mr. Forster's relationship with PS Corp, Mr. Forster is providing each shareholder of record of PS Corp as of September 13, 2006 with one share of our company's common stock owned by Mr. Forster for each share of PS Corp stock that such stockholder held on September 13, 2006. Mr. Forster is delivering the shares from his own account rather than have our company issue additional shares to avoid dilution to our current stockholders. There are no conditions to any person's receipt of shares under this prospectus, no release of claims is being sought in connection with the transfer, and acceptance of the shares does not preclude any litigation that may be threatened or contemplated related to Mr. Forster's prior transactions and activities while with PS Corp. At September 13, 2006 the price per share of Common Stock of PS Corp was $0.26 as reported on the Pink Sheets. The closing price for our common stock as reported on November 27, 2007 was $0.48. Based on present market prices, the shareholders of PS Corp will receive a substantial economic benefit.

                The shares will be delivered by written instruction from Mr. Forster to our transfer agent, instructing that the shares be issued into the name of the holders of record of PS Corp, at their registered addresses as set forth in the records of PS Corp. There is no underwriter or coordinating broker acting in connection with the proposed transfer of the shares.

                Mr. Foster is bearing the costs associated with the transfer of the shares covered by this prospectus to the PS Corp stockholders, including any transfer agent, printing, postage and similar fees. We are bearing the costs associated with the filing of the registration statement of which this prospectus is a part.

                There is no agreement or understanding between us and Mr. Forster relating to the transfer of the shares covered by this prospectus to the PS Corp stockholders.

                Neither we nor Mr. Forster will receive any proceeds from the transfer of the shares under this prospectus. However, we also benefit from the transfer. The transfer of shares to PS Corp stockholders will address any equitable claims such stockholders may have that we are the successor in interest to PS Corp. The registration of the shares in connection with the transfer will increase our stockholder base, substantially add to our public float, and produce a more liquid market.

MANAGEMENT'S DISCUSSION AND
ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

                The following discussion and analysis is intended as a review of significant factors affecting our financial condition and results of operations for the periods indicated. The discussion should be read in conjunction with our consolidated financial statements and the notes presented herein. In addition to historical information, the following Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that involve risks and uncertainties. Our actual results could differ significantly from those anticipated in these forward-looking statements as a result of certain factors discussed in this prospectus. See "Forward-Looking Statements," above.

Overview

                We are a development stage company that manufactures, markets, and sells electricity saving devices for homeowners and small businesses. We began operations on September 2005. We began selling our initial product, the PS1200, in 2006. We recently released two new products, the PS3200 and the PS3400. These two products are for light commercial/industrial use and are designed with the following types of business in mind: gasoline service stations, corner grocery stores, fast food locations, car wash facilities, and laundromats.

                Our revenues are derived from the sale of our electricity saving devices. Costs of goods sold generally consist of costs to a third party manufacturer to manufacture our products, together with warehousing and shipping costs. Operating expenses are generally comprised of sales commissions, advertising and promotional expenses, and general and administrative expenses. In part, we advertise through national cable commercial time. In anticipation of the release of our two light commercial/industrial products, we have developed and grown our network of authorized installers and resellers to service the type of commercial customers that we anticipate will desire our two new light commercial/industrial products.

                We have funded our operations from inception to date through our initial capital contribution, cash from operations and borrowings under a line of credit.

                The three month period ended September 30, 2007 marks our third consecutive fiscal quarter of operating profit. To date substantially all of our revenues have been derived from the sale of our PS1200 product designed for residential use. We anticipate sales of our PS3200 and PS3400 products, designed for light commercial use, to begin in the third quarter.

                Going Concern Issue

                As reported in the Report of Independent Registered Public Accounting Firm on our December 31, 2006 financial statements, we incurred net losses during 2005 and 2006, and have a stockholders' deficit at December 31, 2006. We have yet to establish profitable operations on annual basis. These factors, among others, create an uncertainty about our ability to continue as a going concern. Furthermore, the factors leading to and the existence of the going concern qualification in our accountant's report may adversely affect our relationship with customers and suppliers and have an adverse effect on our ability to obtain financing.

                Critical Accounting Policies Involving Management Estimates and Assumptions

                Basis of Presentation. The Company's financial statements are prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of the financial statements requires management to make estimates and assumptions that affect the reported amounts in the financial statements, including the estimated useful lives of tangible and intangible assets. Management believes the estimates used in preparing the financial statements are reasonable and prudent. Actual results could differ from these estimates.

                Financial Instruments. The Company's financial instruments include cash and cash equivalents and notes payable. At September 30, 2007 the carrying cost of these instruments approximate their fair value.

                Cash Equivalents. Cash equivalents include highly liquid investments with maturities of three months or less.

                Intangible Assets. In accordance with SFAS No. 142, "Goodwill and Other Intangible Assets," we evaluate intangible assets and other long-lived assets for impairment, at least on an annual basis and whenever events or changes in circumstances indicate that the carrying value may not be recoverable from our estimated future cash flows. Recoverability of intangible assets and other long-lived assets is measured by comparing their net book value to the related projected undiscounted cash flows from these assets, considering a number of factors including past operating results, budgets, economic projections, market trends and product development cycles. If the net book value of the asset exceeds the related undiscounted cash flows, the asset is considered impaired, and a second test is performed to measure the amount of impairment loss.

                Revenue Recognition. Revenue is recognized in accordance with SEC Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements". We recognize revenue when the significant risks and rewards of ownership have been transferred to the customer pursuant to applicable laws and regulations, including factors such as when there has been evidence of a sales arrangement, delivery has occurred, or service have been rendered, the price to the buyer is fixed or determinable, and collectibility is reasonably assured. We are responsible for warehousing and shipping the merchandise.

                Income Taxes. Income taxes are accounted for in accordance with SFAS 109, Accounting for Income Taxes, using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

                Earnings Per Common Share. Statement of Financial Accounting Standards No. 128, "Earnings Per Share", requires presentation of basic earnings per share and diluted earnings per share. Basic earnings (loss) per share is computed by dividing earnings (loss) available to common stockholders by the weighted average number of common shares outstanding (including shares reserved for issuance) during the period. Diluted earnings per share gives effect to all dilutive potential common shares outstanding during the period. We did not have any potentially dilutive securities outstanding during the period. Accordingly, basic and diluted loss per common share is the same.

                Advertising. The costs of advertising, promotion and marketing programs are charged to operations in the calendar year incurred.

                Segmented Information. Our management has determined that we operate in one dominant industry segment. Additional segment disclosure requirements will be evaluated as we expand operations.

                Concentration of Credit Risk. Financial instruments, which potentially subject us to concentrations of credit risk, consist of cash and cash equivalents and accounts receivables. We place our cash with high quality financial institutions and at times may exceed the FDIC $100,000 insurance limit. We extend credit based on an evaluation of the customer's financial condition, generally without collateral. Exposure to losses on receivables is principally dependent on each customer's financial condition. We monitor our exposure for credit losses and maintain allowances for anticipated losses, as required. Accounts are "written-off" when deemed uncollectible.

                Use of Estimates. The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements. We base our estimates on historical experience, management expectations for future performance, and other assumptions as appropriate. Key areas affected by estimates include the assessment of the recoverability of long-lived assets, which is based on such factors as estimated future cash flows. We re-evaluate our estimates on an ongoing basis. Actual results may vary from those estimates.

                Organizational costs. We expense all start-up and organizational costs as they are incurred in accordance with the provisions of Statement of Position (SOP) 98-5, "Reporting on the Costs of Start-up Activities" issued by the American Institute of Certified Public Accountants.

                Website Development Costs. We account for website development costs in accordance with Emerging Issues Task Force (EITF) No. 00-2. Accordingly, all costs incurred in the planning stage are expensed as incurred, costs incurred in the website application and infrastructure development stage are accounted for in accordance with Statement of Position (SOP) 98-1 which requires the capitalization of certain costs that meet specific criteria, and costs incurred in the day to day operation of the website are expensed as incurred.

                Fluctuating Operating Results

                We are in the early stages of our operations, and our results of operations are likely to fluctuate from period to period. We anticipate that our quarterly and annual results of operations will be impacted for the foreseeable future by several factors, including the timing and volume of advertisements and the related sales of our products. Due to these fluctuations, we believe that the period-to-period comparisons of our operating results are not a good indication of our future performance.

Discussion and Analysis of Financial Condition and Results of Operations

                Nine month period ended September 30, 2007 compared to nine month period ended September 30, 2006.

                Revenues. Revenue for the nine month period ended September 30, 2007 was $1,760,908, compared to $423,389 for the same period ended September 30, 2006. The Company was considered to be in the development stage in 2006. Revenue for the three months ended September 30, 2007 was $703,502, an increase of 20% over the prior three months ended June 30, 2007. The gross profit for the nine months ended September 30, 2007 was $1,411,375 or a gross margin of 80.1%. The increase in sales is attributable to the increase in number of units of the PS1200 energy savings product and the introduction of the PS3200 and PS3400 commercial device.

                Cost of Sales. Cost of sales for the nine month period ended September 30, 2007, including shipping costs, was $349,533, as compared to $99,009 for the same period ended September 30, 2006.

                Advertising and Promotional Expenses. Advertising and promotional expenses for the nine month period ended September 30, 2007 were $316,052 which included web based expenses of $94,617, marketing costs of $59,199 and television advertising expense of $162,236. Commissions to outside sales persons were $456,773 for the nine months ended September 30, 2007.

                General and Administrative Expenses. General and administrative expenses for the nine months ended September 30, 2007 was $295,623. Professional fees, including legal and accounting fees, were $94,617, most of which were related to the preparation of the financial statements and ongoing requirements for a public corporation. Officer's compensation for the three and nine months ended September 30, 2007 was $60,000, as our chief executive officer received compensation for the first time since our inception. Other general and administrative expenses totaled $141,006. We recorded a charge of $10,837 for bad debt expense and spent $16,230 for product testing. The balance of general and administrative expenses included: bank service charges for credit card sales, licenses and fees, printing and office supplies, postage, telephone and other miscellaneous expenses.

                Taxes. We recorded a provision for federal and state income taxes of $91,100 after utilizing a net operating loss carry forward of $161,841.

                Year ended December 31, 2006 compared to period from September 21, 2005 (date of inception) through December 31, 2005.

                Revenues. Revenue for the year ended December 31, 2006 was $650,692 comprised entirely of sales to residential customers. We did not have any revenue from September 21, 2005 (date of inception) through December 31, 2005.

                Cost of Sales. The cost of sales for the year ended December 31, 2006, including shipping costs, was $ 279,983 giving the Company a gross profit of $370,709 and an operating margin of 57%. The Company did not have any costs of sales from September 21, 2005 (date of inception) through December 31, 2005.

                Operating Expenses. Operating expenses for the year ended December 31, 2006 were $511,975, compared to $20,574 for the period from September 21, 2005 (date of inception) through December 31, 2005. The major operating expenses were advertising expense of $204,934 which included both television and web advertising and sales commissions of $183,375. These two categories totaled 75.9% of all operating expenses. No other expense exceeded 3% of operating expense.

Liquidity and Capital Resources

                As of September 30, 2007, we had cash and equivalents of $394,039 and working capital of $360,627.

                Cash provided by operations during the first nine months of 2007 was $321,734, primarily as a result of net income of $251,827. The third quarter of 2007 was our third consecutive quarter in which cash from operations covered our operating expenses. We anticipate that our revenues and our resulting cash from operations will continue to fluctuate from quarter to quarter, and that we may again experience quarters in which our operating expenses exceed our gross profit earned during the period.

                We have a working capital line of credit which permits us to borrow up to $71,000. At September 30, 2007, there was no amount outstanding under this facility.

                We believe our cash balance, together with borrowings under our credit line and anticipated cash flows from operations is sufficient to fund our operations. If cash reserves are not sufficient to sustain operations, we plan to raise additional capital by selling shares of capital stock or other securities. However, there are no commitments or arrangements for future financings in place at this time, and we can give no assurance that such capital will be available on favorable terms or at all. There can be no assurance that we will be successful in raising capital through private placements or otherwise. Even if we are successful in raising capital through the sources specified, there can be no assurances that any such financing would be available in a timely manner or on terms acceptable to us and our current shareholders. Additional equity financing could be dilutive to our then existing shareholders, and any debt financing could involve restrictive covenants with respect to future capital raising activities and other financial and operational matters.

Off Balance Sheet Arrangements

                We do not have any off balance sheet arrangements that are reasonably likely to have a current or future effect on our financial condition, revenues, and results of operations, liquidity or capital expenditures.

Contractual Obligations

                We have no fixed contractual obligations.

MANAGEMENT

                The following table sets forth the names and positions of our current officers and director:

Name	Age	Position With Company	Year First Became

Adam M. Elmquist	23	Director	2007

Michael Forster	42	CEO/President/Chairman	2006

David J. Forster	38	Director	2007

                Michael Forster. Mr. Forster has served as our chief executive officer, president and chairman since September 2006. From 2005 to 2006, Mr. Foster was chief executive officer and chairman of the board of directors of Disability Access Corp, a Delaware corporation formerly known as Power-Save Energy Corp., a company that was previously engaged in the marketing of power saving devices. From 2002 to 2005, Mr. Forster was a private real estate investor. Mr. Forster holds a Bachelor of Science Degree in Aeronautical Engineering from California Polytechnic State University.

                Adam M. Elmquist. Mr. Elmquist was appointed to our board of directors on September 13, 2007. He currently provides us with sales and customer support as an independent contractor. From January 2007 until August 2007, he was with the Family Care Network, a non-profit organization that provides support for children and families with high needs, located in San Luis Obispo, California. From 2005 to 2007, he managed daily operations and personnel for Longboards Grill in Pismo Beach, California. He holds a Bachelor of Science Degree in Psychology from California Polytechnic State University.

                David J. Forster. Mr. Forster has served as a member of our board of directors since February 2007. From 2002 to 2006, Mr. Forster owned and operated Longboards Grill, a restaurant in Pismo Beach, California. From 1999 to 2002, Mr. Forster served as a manager of the Kaiser Permanente Medical Group Call Center. From 1997 to 1999, Mr. Forster was an independent contractor to Kaiser Permanent Medical Group in Oakland, California working on employment issues with labor unions. Before that, he served as a political analyst for Pacific Resources Engineering and Planning in Burlingame, California. Prior to that time, Mr. Forster served in politics including working for the U.S. Congressional Office of Leon E. Panetta and The Sierra Club where he lobbied within the arena of consumer and environmental lawmaking. Mr. Forster attended California Polytechnic State University where he received his Bachelor of Arts Degree in Political Science with a minor in Business.

                Directors are elected for one-year terms at the annual stockholders' meeting. Officers will hold their positions at the pleasure of the board of directors, absent any employment agreement, of which none currently exists or is contemplated.

                David J. Forster is the brother of Michael Forster.

                There is no arrangement or understanding between any of our directors or officers and any other person pursuant to which any director or officer was or is to be selected as a director or officer, and there is no arrangement, plan or understanding as to whether non-management shareholders will exercise their voting rights to continue to elect the current directors to our board of directors.

Committees

                We have not had and do not have a standing audit, nominating or compensation committee of our board of directors or committees performing similar functions. All such applicable functions have been performed by our board of directors as a whole.

                We do not have an audit committee financial expert (as defined in Item 401 of Regulation S-B) serving on our board of directors due to our inability to attract such a person.

Code of Ethics

                We have adopted a Code of Ethics and Business Conduct that applies to all of our officers, directors and employees. The Code of Ethics is available on our website (www.power-save.com). Upon request, we will provide to any person without charge a copy of our Code of Ethics. Any such request should be made to Attn: Mr. Michael Forster, 3940-7 Broad Street, San Luis Obispo, CA 93401. Our telephone number is (866) 297-7192.

Compliance with Section 16(a) of the Exchange Act

                Section 16(a) of the Exchange Act requires our directors and executive officers and persons who beneficially own more than ten percent of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of change in ownership of our common stock and other equity securities. Our officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on the review of copies of such reports furnished to us and written representations that no other reports were required, we believe that during the fiscal year ended December 31, 2006, our executive officers, directors and all persons who own more than ten percent of a registered class of our equity securities complied with all Section 16(a) filing requirements.

EXECUTIVE COMPENSATION

                We did not pay any executive compensation for any officer or director for the fiscal year ended December 31, 2006.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

                Related Party Transactions. Since January 1, 2005, we have not had any transactions in which any of our related persons had or will have a direct or indirect material interest, nor are any such transactions currently proposed, except as noted below:

                On September 15, 2006, and in connection with the asset purchase agreement with Power-Save Nevada, Michael Forster, who at that time was an affiliate of our company, transferred 15,000,000 shares of common stock (5,000,000 shares after giving effect to the one for three reverse split) to Zirk Engelbrecht, our former chairman and chief executive officer, in exchange for relinquishing his control interest in our company.

                Parent Companies. We do not have a parent company.

                Director Independence. We currently have only three directors-Messrs. Elmquist, M. Forster and D. Foster. Mr. Michael Forster also serves as our chief executive officer and beneficially owns approximately 74% of our outstanding shares of common stock as of November 26, 2007. None of are directors are not considered independent under the definition of "independent director" as contained in Section 4200(a)(15) of the Nasdaq Marketplace Rules.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

                As of November 26, 2007, we had 27,031,168 shares of common stock issued and outstanding. The following table sets forth information regarding the beneficial ownership of our common stock as of November 26, 2007, with respect to (i) our executive officers and directors; (ii) by all directors and executive officers as a group; and (iii) all persons which we, pursuant to filings with the SEC and our stock transfer record by each person or group, know to own more than 5% of the outstanding shares of our common stock. Under the rules of the SEC, a person (or group of persons) is deemed to be a "beneficial owner" of a security if he or she, directly or indirectly, has or shares the power to vote or to direct the voting of such security, or the power to dispose of or to direct the disposition of such security. Accordingly, more than one person may be deemed to be a beneficial owner of the same security. A person is also deemed to be a beneficial owner of any security, which that person has the right to acquire within 60 days, such as warrants or options to purchase shares of our common stock. Unless otherwise noted, each person has sole voting and investment power over the shares indicated below subject to applicable community property law.
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class Beneficially Owned
Michael Forster, Director and CEO	20,000,000	74.0%
3873 Sequoia Drive
San Luis Obispo, CA 93401

Luke C. Zouvas (1)	0	-- %
925 Hotel Circle
San Diego, CA 92108

David J. Forster, Director	0	-- %
619 Camino Contento
Arroyo Grande, CA 93420

Adam M. Elmquist, Director 3940-7 Broad Street, #200 San Luis Obispo, California 93401	0	-- %

Zirk Engelbrecht 646 Highland Avenue Redlands, CA. 92373	2,000,000	7.4%

All directors and executive officers as a group (three persons) (2)	20,000,000	74.0%

(1) Share ownership information based solely on records we maintained through date of Mr. Zouvas' resignation from our board of directors on September 13, 2007.
(2) Only reflects the beneficial ownership of our current officers and directors (i.e., Messrs. Elmquist, M. Forster and D. Forster)

DESCRIPTION OF SECURITIES

                Our authorized capital stock consists of 100,000,000 shares of common stock, of which 27,031,168 were outstanding at November 26, 2007. The holders of shares of our common stock are entitled to one vote for each share of record on all matters to be voted on by stockholders. Holders of common stock do not have cumulative voting rights. The holders of our common stock are entitled to receive dividends when, and if declared by our board of directors from funds legally available for dividends. Cash dividends are at the sole discretion of our board of directors. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of our liabilities and after provision has been made for each class of stock, if any, having any preference in relation to our common stock. Holders of shares of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock

DISCLOSURE OF COMMISSION POSITION
OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

                The Utah Revised Business Corporation Act permits a Utah corporation to indemnify a present or former director or officer of the corporation (and certain other persons serving at the request of the corporation in related capacities) for liabilities, including legal expenses, arising by reason of service in such capacity if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed, to the best interests of the corporation, and in any criminal proceeding if such person had no reasonable cause to believe his conduct was unlawful. However, in the case of actions brought by or in the right of the corporation, no indemnification may be made with respect to any matter as to which such director or officer shall have been adjudged liable, except in certain limited circumstances.

                Our articles of incorporation and bylaws do not presently provide for the indemnification of our officers and directors. However, we may elect to approve such indemnification, by amendment to our articles of incorporation or bylaws, in the future. Pursuant to Sections 16-10a-902 and 16-10a-907of the Utah Revised Business Corporation Act, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to, the best interests of the corporation and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. Having these provisions in our articles of incorporation and bylaws may be necessary to attract and retain qualified persons as directors and officers. These provisions would not eliminate the directors' duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Utah law. In addition, each director would continue to be subject to liability for breach of the director's duty of loyalty to the Company, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for acts or omissions that the director believes to be contrary to the best interests of the Company or its stockholders, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the director's duty to the Company or its stockholders when the director was aware or should have been aware of a risk of serious injury to the Company or its stockholders, for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Company or its stockholders, for improper transactions between the director and the Company and for improper distributions to stockholders and loans to directors and officers. Any such provision also would not affect a director's responsibilities under any other law, such as the federal securities law or state or federal environmental laws.

                The indemnification provided by the Utah Revised Business Corporation Act is not exclusive of any other rights to which a director or officer may be entitled. The general effect of the foregoing provisions may be to reduce the circumstances under which an officer or director may be required to bear the economic burden of the foregoing liabilities and expense.

                Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

LEGAL MATTERS

                The validity of the shares of common stock being offered hereby will be passed upon for us by Duane Morris LLP, in San Diego, California.

EXPERTS

                Our audited financial statements at December 31, 2006 appearing in this prospectus have been audited by E. Randall Gruber, CPA, PC, an independent certified public accountant, as set forth on their report thereon appearing elsewhere in this prospectus, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

INTEREST OF NAMED EXPERTS AND COUNSEL

                No expert or counsel was hired on a contingent basis, and no expert or counsel will receive a direct or indirect interest in the Company or was a promoter, underwriter, voting trustee, director, officer, or employee of the Company.
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

                We have not had any disputes or disagreements with E. Randall Gruber, CPA, PC, our independent outside auditor, since they have been engaged by us.

WHERE YOU CAN FIND MORE INFORMATION

                We filed a registration statement on Form SB-2, and amendments thereto, under the Securities Act relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement, as amended. This prospectus constitutes the prospectus of the Company, filed as part of the registration statement, as amended, and it does not contain all information in the registration statement, as amended, as certain portions have been omitted in accordance with the rules and regulations of the SEC.

                We are subject to the informational requirements of the Exchange Act, which requires us to file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information may be inspected at public reference room of the SEC at 100 F. Street, N.E., Washington D.C. 20549. Copies of such material can be obtained from the facility at prescribed rates. Please call the SEC toll free at 1-800-SEC-0330 for information about its public reference room. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC's website at http://www.sec.gov.

                Our statements in this prospectus about the contents of any contract or other document are not necessarily complete. You should refer to the copy of such contract or other document that we have filed as an exhibit to the registration statement, as amended, of which this prospectus is a part, for complete information.

                You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document. We furnish our stockholders with annual reports containing audited financial statements.

Gruber & Company, LLC

Certified Public Accountant	Telephone (636)561-5639
121 Civic Center Drive, Suite 125	Fax (636)561-0735
Lake Saint Louis, Missouri 63367

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF
POWER-SAVE ENERGY COMPANY

I have audited the accompanying balance sheets of Power-Save Energy Corp (a development stage enterprise) as of December 31, 2006, and the related statements of operations, stockholders' equity and cash flows for the year ended December 31, 2006 and for the period September 21, 2005 (date of inception) through December 31, 2006. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for our opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Power-Save Energy Company as of December 31, 2006 and 2005 and the results of its operations and cash flows for the year ended December 31, 2006 and for the period from September 21, 2005, (date of inception) through December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 1 to the financial statements conditions exist which raise substantial doubt about the Company's ability to continue as a going concern unless it is able to generate sufficient cash flows to meet its obligations and sustain its operations. Those conditions raise substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Gruber & Company, LLC
Lake Saint Louis, Missouri

April 2, 2007

Power-Save Energy Company
(a development stage company)
Balance Sheets

	December 31,
	2006	2005
Assets

Current assets
Cash and cash equivalents	$89,910	$217,844
Accounts receivable	19,443	--
Inventory	50,962	31,582

Total current assets	160,315	249,426

Equipment, net of accumulated depreciation	2,217	--
Intangible assets, net of accumulated amortization	11,954	--

Total assets	174,486	249,426

Liabilities and stockholders' equity

Liabilities

Current liabilities
Line of credit	13,137	--
Accounts payable	35,190	--

Total current liabilities	48,327	--

Stockholders' equity
Common stock, $.001 par value, 200,000,000 shares authorized 30,930,497 issued and outstanding	30,930	270,000
Additional paid-in capital	257,070	--
Deficit accumulated during the development stage	(161,841)	(20,574

Total stockholders' equity	126,159	249,426

Total liabilities and stockholders' equity	$174,486	$249,426

See accompanying notes to financial statements

Power-Save Energy Company
(a development stage company)
Statement of Operations

	For the year ending December 31, 2006	For the period September 21, 2005 (date of inception) through December 31, 2005	For the period September 21, 2005 (date of inception) through December 31, 2006

Revenues, net	$650,692	$--	$650,692

Cost of sales
Merchandise	255,103	--	255,103
Other costs	24,881	--	24,881

Total cost of sales	279,984	--	279,984

Gross margin	370,708	--	370,708

Operating expenses
Advertising and promotion	208,386	9,278	217,664
Sales commissions	183,375	--	183,375
General and administrative	120,214	11,296	131,510

Total operating costs and expenses	511,975	20,574	532,549

Net loss	$(141,267)	$(20,574)	$(161,841)

Weighted average number of shares outstanding	25,603,702	16,203,704

Net loss per share	$(0.01)	$(0.00)

See accompanying notes to financial statements

Power-Save Energy Company
(a development stage company)
Statement of Stockholders' Equity

			Additional	Deficit Accumulated During
	Common Stock		Paid-In	Development
	Issued	Amount	Capital	Stage	Total

Balance, September 21, 2005	--	$--	$--	$--	$--

Common stock issued for cash on November 7, 2005	31,250,000	31,250	113,750	--	145,000

Common stock issued for cash on December 8, 2005	39,062,500	39,063	85,937	--	125,000

Net loss incurred during the period September 21, 2005 (date of inception) through December 31, 2005	--	--	--	(20,574)	(20,574)

Balance, December 31, 2005	70,312,500	70,313	199,687	(20,574)	249,426

Common stock issued as partial payment for the Asset Purchase Agreement between the Company and Advanced Builder Energy Technologies, LLC	4,687,500	4,687	13,313	--	18,000

Acquisition of Safari Associates, Inc.	2,537,384	2,537	2,726,593	(3,509,011)	(779,881)

Recapitalization	--	--	(3,509,011)	3,509,011	--

Reverse stock split	(51,991,387)	(51,992)	51,992	--	--

Conversion of Safari Associates, Inc. debt to common stock	5,384,500	5,385	774,496	--	779,881

Net loss incurred for the year ended December 31, 2006	--	--	--	(141,267)	(141,267)

Balance, December 31, 2006	30,930,497	$30,930	$257,070	$(161,841)	$126,159

See accompanying notes to financial statements

Power-Save Energy Company
(a development stage company)
Statements of Cash Flows

	For the year ending December 31, 2006	For the period September 21, 2005 (date of inception) through December 31, 2005	For the period September 21, 2005 (date of inception) through December 31, 2006
Cash flows from operating activities
Net (loss)	$(141,267)	$(20,574)	$(161,841)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	714	--	714
Changes in operating assets and liabilities	--	--	--
Increase in accounts receivable	(19,443)	--	(19,443)
Increase in inventory	(13,889)	(31,582)	(45,471)
Increase in accounts payable	35,190	--	35,190

Net cash used by operating activities	(138,695)	(52,156)	(190,851)

Cash flows from investing activities:
Acquisition of equipment	(2,376)	--	(2,376)
Acquisition of intangible assets	--	--	--
Net cash used by investing activities	(2,376)	--	(2,376)

Cash flows from financing activities
Proceeds from line of credit, net	13,137	--	13,137
Proceeds from sale of stock	--	270,000	270,000
Net cash provided by financing activities	13,137	270,000	283,137

Net increase in cash and equivalents	(127,934)	217,844	89,910

Cash and cash equivalents at beginning of year	217,844	--	--

Cash and cash equivalents at end of year	$89,910	$217,844	$89,910

Supplemental disclosure of cash flow information:

Income taxes paid	$--	$--	$--

Interest paid	--	--	--

Stock issued to retire debt	779,881	--	--

Stock issued to acquire equipment and inventory	18,000	--	--

See accompanying notes to financial statements

Power-Save Energy Company
(a development stage company)
Notes to Financial Statements

Note 1 - Organization and Principal Activities

Organization and Description of Business

Power-Save Energy Company ("the Company") is the successor corporation of Mag Enterprises, Inc., a Utah corporation incorporated on July 30, 1980. On September 10, 1993, an Amendment to the Articles of Incorporation were filed to change its name from Mag Enterprises, Inc. to Safari Associates, Inc. On September 12, 2006, an amendment to the articles of incorporation was filed to change its name from Safari Associates, Inc. to Power-Save Energy Company.

The Company manufactures, markets, and sells electricity saving devices for homeowners. The product is intended to reduce homeowner's electricity consumption and reduce their electric utility bill monthly. The device may also help with surge protection.

Note 2 - Summary of Significant Accounting Policies

Basis of Presentation

The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of the financial statements requires management to make estimates and assumptions that affect the reported amounts in the financial statements, including the estimated useful lives of tangible and intangible assets. Management believes the estimates used in preparing the financial statements are reasonable and prudent. Actual results could differ from these estimates.

Financial Instruments

The Company's financial instruments include cash and cash equivalents and notes payable. At December 31, 2006 the carrying cost of these instruments approximate their fair value.

Cash Equivalents

Cash equivalents include highly liquid investments with maturities of three months or less.

Intangible Assets

In accordance with SFAS No. 142, "Goodwill and Other Intangible Assets," the Company evaluates intangible assets and other long-lived assets for impairment, at least on an annual basis and whenever events or changes in circumstances indicate that the carrying value may not be recoverable from its estimated future cash flows. Recoverability of intangible assets and other long-lived assets is measured by comparing their net book value to the related projected undiscounted cash flows from these assets, considering a number of factors including past operating results, budgets, economic projections, market trends and product development cycles. If the net book value of the asset exceeds the related undiscounted cash flows, the asset is considered impaired, and a second test is performed to measure the amount of impairment loss.

Power-Save Energy Company
(a development stage company)
Notes to Financial Statements

Revenue Recognition

Revenue is recognized in accordance with SEC Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements". The Company recognizes revenue when the significant risks and rewards of ownership have been transferred to the customer pursuant to applicable laws and regulations, including factors such as when there has been evidence of a sales arrangement, delivery has occurred, or service have been rendered, the price to the buyer is fixed or determinable, and collectibility is reasonably assured. The Company is responsible for warehousing and shipping the merchandise.

Stock - Based Compensation

The Company may periodically issue shares of common stock for services rendered or for other costs and expenses. Such shares will be valued based on the market price of the shares on the transaction date.

The Company may periodically issue stock options to employees and stock options or warrants to non-employees in non-capital raising transactions for services and for financing costs.

The Company has adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"), which establishes a fair value method of accounting for stock-based compensation plans.

The provisions of SFAS No. 123 allow companies to either record an expense in the financial statements to reflect the estimated fair value of stock options to employees, or to continue to follow the intrinsic value method set forth in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", but to disclose on an annual basis the pro-forma effect on net income (loss) and net income (loss) per share had the fair value of the stock options been recorded in the financial statements. SFAS No. 123 was amended by SFAS No., 148, which now requires companies to disclose in interim financial statements the pro-forma effect on net income (loss) and net income (loss) per common share of the estimated fair value of stock options issued to employees.

In accordance with SFAS No. 123, the cost of stock options and warrants issued to non-employees is measured at the grant date based on the fair value of the award. The fair value of the stock-based award is determined using the Black-Scholes option-pricing model. The resulting amount is charged to expenses on the straight-line basis over the period in which the Company expects to receive benefit, which is generally the vesting period.

Pro Forma Financial Disclosure - In accordance with SFAS No. 123, the Company will provide footnote disclosure with respect to stock-based employee compensation. The value of a stock-based award will be determined using the Black-Scholes option-pricing model, whereby compensation cost is the fair value of the award as determined by the pricing model at the grant date or other measurement date. The resulting amount will be charged to expense on the straight-line basis over the period in which the Company expects to receive benefit, which is generally the vesting period.

The Company did not have any stock options outstanding during the period November 25, 2003 (date of inception) through December 31, 2006, accordingly, no pro forma financial disclosure is provided herein.

Power-Save Energy Company
(a development stage company)
Notes to Financial Statements

Income Taxes

Income taxes are accounted for in accordance with SFAS 109, Accounting for Income Taxes, using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Earnings Per Common Share

Statement of Financial Accounting Standards No. 128, "Earnings Per Share", requires presentation of basic earnings per share ("Basic EPS") and diluted earnings per share ("Diluted EPS"). Basic earnings (loss) per share is computed by dividing earnings (loss) available to common stockholders by the weighted average number of common shares outstanding (including shares reserved for issuance) during the period. Diluted earnings per share gives effect to all dilutive potential common shares outstanding during the period. The Company did not have any potentially dilutive securities outstanding during the period September 21, 2005 (date of inception) through December 31, 2006. Accordingly, basic and diluted loss per common share is the same for the period September 21, 2005 (date of inception) through December 31, 2006.

On November 28, 2006, a reverse stock split of 3 to 1 was approved by the Company's Board of Directors. All common shares have been adjusted to reflect the 3 to 1 reverse stock split.

Advertising

The costs of advertising, promotion and marketing programs are charged to operations in the calendar year incurred.

Segmented Information

Management has determined that the Company operates in one dominant industry segment. Additional segment disclosure requirements will be evaluated as it expands its operations.

Concentration of Credit Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist of cash and cash equivalents and accounts receivables. The Company places its cash with high quality financial institutions and at times may exceed the FDIC $100,000 insurance limit. The Company extends credit based on an evaluation of the customer's financial condition, generally without collateral. Exposure to losses on receivables is principally dependent on each customer's financial condition. The Company monitors its exposure for credit losses and maintains allowances for anticipated losses, as required. Accounts are "written-off" when deemed uncollectible.

Special Purpose Entities

The Company does not have any off-balance sheet financing activities.

Power-Save Energy Company
(a development stage company)
Notes to Financial Statements

Going Concern

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. As of December 31, 2006 the Company had a retained deficit of $161,841. This condition raises substantial doubt as to the Company's ability to continue as a going concern. These financial statements do not include any adjustments that might result from the outcome of this uncertainty. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

The company is a development stage company under the provisions of Financial Accounting Standards Board No. 7. The Company is concentrating substantially all of its efforts in raising capital and developing its business operations in order to generate additional operating revenues.

If operations and cash flows continue to improve through these efforts, management believes that the Company can continue to operate. However, no assurance can be given that management's actions will result in profitable operations or the resolution of its liquidity problems.

Use of estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the amounts reported in the financial statements. The Company bases its estimates on historical experience, management expectations for future performance, and other assumptions as appropriate. Key areas affected by estimates include the assessment of the recoverability of long-lived assets, which is based on such factors as estimated future cash flows. The Company re-evaluates its estimates on an ongoing basis. Actual results may vary from those estimates.

Organizational costs

The Company expenses all start-up and organizational costs as they are incurred in accordance with the provisions of Statement of Position (SOP) 98-5, "Reporting on the Costs of Start-up Activities" issued by the American Institute of Certified Public Accountants.

Website Development Costs

The Company accounts for website development costs in accordance with Emerging Issues Task Force (EITF) No. 00-2. Accordingly, all costs incurred in the planning stage are expensed as incurred, costs incurred in the website application and infrastructure development stage are accounted for in accordance with Statement of Position (SOP) 98-1 which requires the capitalization of certain costs that meet specific criteria, and costs incurred in the day to day operation of the website are expensed as incurred.

Note 3 - Recently issued accounting pronouncements

In March 2004, the FASB approved the consensus reached on the Emerging Issues Task Force (EITF) Issue No. 03-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments." The objective of this Issue is to provide guidance for identifying impaired investments. EITF 03-1 also provides new disclosure requirements for investments that are deemed to be temporarily impaired. In September 2004, the FASB issued a FASB Staff Position (FSP) EITF 03-1-1 that delays the effective date of the measurement and recognition guidance in EITF 03-1 until after further deliberations by the FASB. The disclosure requirements

Power-Save Energy Company
(a development stage company)
Notes to Financial Statements

are effective only for annual periods ending after June 15, 2004. The Company has evaluated the impact of the adoption of the disclosure requirements of EITF 03-1 and does not believe it will have an impact to the Company's overall combined results of operations or combined financial position. Once the FASB reaches a final decision on the measurement and recognition provisions, the Company will evaluate the impact of the adoption of EITF 03-1.

In November 2004, the FASB issued SFAS No. 151 "Inventory Costs, an amendment of ARB No. 43, Chapter 4" (" SFAS No. 151"). The amendments made by SFAS 151 clarify that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current-period charges and require the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. The guidance is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Earlier application is permitted for inventory costs incurred during fiscal years beginning after November 23, 2004. The Company has evaluated the impact of the adoption of SFAS 151, and does not believe the impact will be significant to the Company's overall results of operations or financial position.

In December 2004, the FASB issued SFAS No.152, "Accounting for Real Estate Time-Sharing Transactions-an amendment of FASB Statements No. 66 and 67" ("SFAS 152"). SFAS 152 amends SFAS No. 66, "Accounting for Sales of Real Estate", to reference the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position (SOP) 04-2, "Accounting for Real Estate Time-Sharing Transactions". SFAS 152 also amends SFAS No. 67, "Accounting for Costs and Initial Rental Operations of Real Estate Projects", to state that the guidance for (a) incidental operations and (b) costs incurred to sell real estate projects does not apply to real estate time-sharing transactions. The accounting for those operations and costs is subject to the guidance in SOP 04-2. SFAS 152 is effective for financial statements for fiscal years beginning after June 15, 2005, with earlier application encouraged. The Company has evaluated the impact of the adoption of SFAS 152, and does not believe the impact will be significant if any, to the Company's overall results of operations or financial position since the Company does not enter into such transactions.

In December 2004, the FASB issued SFAS No.153, "Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions." The amendments made by SFAS 153 are based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. Further, the amendments eliminate the narrow exception for nonmonetary exchanges of similar productive assets and replace it with a broader exception for exchanges of nonmonetary assets that do not have commercial substance. Previously, Opinion 29 required that the accounting for an exchange of a productive asset for a similar productive asset or an equivalent interest in the same or similar productive asset should be based on the recorded amount of the asset relinquished. Opinion 29 provided an exception to its basic measurement principle (fair value) for exchanges of similar productive assets. That exception required that some nonmonetary exchanges, although commercially substantive, be recorded on a carryover basis. By focusing the exception on exchanges that lack commercial substance, the FASB believes SFAS No.153 produces financial reporting that more faithfully represents the economics of the transactions. SFAS No.153 is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in fiscal periods beginning after the date of issuance. The provisions of SFAS No.153 shall be applied prospectively. The Company has evaluated the impact of the adoption of SFAS 153, and does not believe the impact will be significant to the Company's overall results of operations or financial position.

In December 2004, the FASB issued SFAS No.123 (revised 2004), "Share-Based Payment" ("SFAS 123(R)"). SFAS 123(R) will provide investors and other users of financial statements with more complete and neutral financial information by requiring that the compensation cost relating

Power-Save Energy Company
(a development stage company)
Notes to Financial Statements

to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. SFAS 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. SFAS 123(R) replaces SFAS No. 123, "Accounting for Stock-Based Compensation", and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees". SFAS 123, as originally issued in 1995, established as preferable a fair-value-based method of accounting for share-based payment transactions with employees. However, that statement permitted entities the option of continuing to apply the guidance in Opinion 25, as long as the footnotes to financial statements disclosed what net income would have been had the preferable fair-value-based method been used. Public entities (other than those filing as small business issuers) will be required to apply SFAS 123(R) as of the first interim or annual reporting period that begins after June 15, 2005. This pronouncement is effective for the Company, a small business issuer, as of the first interior annual reporting period that begins after December 15, 2005. The Company has evaluated the impact of the adoption of SFAS 123(R), and does not believe the impact will be significant to the Company's overall results of operations or financial position.

In May, 2005, The FASB issued SFAS No. 154, entitled Accounting Changes and Error Corrections - a replacement of APB Opinion No. 20 and FASB Statement No. 3. This Statement replaces APB Opinion No. 20, Accounting Changes and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements, and changes the requirements for the accounting for and reporting of a change in accounting principle. This statement applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. Opinion 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. This Statement requires retrospective application to prior periods' financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. This Statement defines as the application of a different accounting principle to prior accounting periods as if that principle had always been used or as the adjustment of previously issued financial statements to reflect a change in the reporting entity. This statement also redefines restatement as the revising of previously issued financial statements to reflect the correction of an error. The adoption of SFAS 154 did not impact the financial statements.

In February, 2006, FASB issued SFAS No. 155, "Accounting for Certain Hybrid Financial Statements". SFAS No. 155 amends SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" and SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". SFAS No. 155 permits fair value measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133, establishes a requirement to evaluate interest in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial statements that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and amends SFAS No. 140 to eliminate the prohibition on the qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. This statement is effective for all financial instruments acquired or issued after the beginning of the Company's first fiscal year that begins after September 15, 2006. Management believes that this statement will not have a significant impact on the financial statements.

Power-Save Energy Company
(a development stage company)
Notes to Financial Statements

In March, 2006 FASB issued SFAS 156 "Accounting For Servicing of Financial Assets" this Statement amends FASB Statement No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities", with respect to the accounting for separately recognized servicing assets and servicing liabilities. This Statement:

1.	Requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract.
2.	Requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable.
3.	Permits an entity to choose "Amortization method" or "Fair value measurement method" for each class of separately recognized servicing assets and servicing liabilities.
4.	At its initial adoption, permits a one-time reclassification of available-for-sale securities to trading securities by entities with recognized servicing rights, without calling into question the treatment of other available-for-sale securities under Statement 115, provided that the available-for-sale securities are identified in some manner as offsetting the entity's exposure to changes in fair value of servicing assets or servicing liabilities that a servicer elects to subsequently measure at fair value.
5.	Requires separate presentation of servicing assets and liabilities subsequently measured at fair value in the statement of financial position and additional disclosures for all separately recognized servicing assets and servicing liabilities.

Management believes that this statement will not have a significant impact on the financial statements.

Note 4 - Commitments and Contingencies

The Company entered into a Non-Exclusive Distributor Agreement, which allows the Company to purchase at preferred pricing and market a certain patented electricity saving device. The Agreement has an initial term of one year. At the end of the one year term, the Agreement will continue until terminated by either party with at least thirty days prior notice. The Agreement requires the Company to purchase $7,500 of product in every three month period during the first two years and then increasing to $15,000 in every three month period for the remaining term of the Agreement. As of December 31, 2006, this agreement was terminated.

Note 5 - Note Payable

The Company has negotiated a line of credit with a bank in the amount of $55,000 at December 31, 2006. The line of credit bears interest at 12.00% as of December 31, 2006. The balance due on the line of credit at December 31, 2006 is $13,137.

Note 6 - Income Taxes

The Company has a net operating loss carryforward of approximately $161,000 which will begin to expire in, 2005. The federal income tax benefit of this net operating loss is $56,350, and has been offset with a valuation allowance of $56,350 due to the uncertainty that the net operating loss will be used. The valuation allowance increased by $50,330 and $6,020 for the year ended December 31, 2006 and for the period September 21, 2005 (date of inception) through December 31, 2005 respectively.

Power-Save Energy Company
(a development stage company)
Notes to Financial Statements

Note 7 - Intangible Assets

Intangible assets consist of those acquired in the asset purchase agreement with Advanced Builder Energy Technologies LLC (ABET), and include the ABET logo, the UL listing number, rights, licenses, designs and approvals, the customer lists, and any and all manufacturing agreements acquired. A summary of intangible assets as of December 31, 2006 is as follows:

Intangible assets, at cost	$12,510
Less - amortization allowed	556

$11,954

Note 8 - Common Stock

On November 7, 2005, the Company issued 31,250,000 shares of common stock in a private placement offering that resulted in gross proceeds of $145,000.

On December 8, 2005, the Company issued 39,062,500 shares of common stock in a private placement offering that resulted in gross proceeds of $125,000.

On May 6, 2006, the Company issued 4,687,500 shares of common stock as partial payment for the Asset Purchase Agreement between the Company and Advanced Builder Energy Technologies, LLC. The value was determined using the average price of stock issued for cash in the same period.

On September 10, 2006, the Company issued 2,537.384 shares of Common stock in the reverse acquisition of Safari Associates, Inc.

On November 28, 2006, the Company completed a three for 1 split reverse split of outstanding common stock.

On December 31, 2006, the Company converted debt in the amount of $779,881 into 5,384,500 shares of common stock.

Note 9 - Asset Purchase Agreement

On April 19, 2006, the Company entered into an asset purchase agreement with Advanced Builder Energy Technologies, LLC ("ABET") to purchase substantially all of the assets of ABET used in the manufacturing, sale and distribution of certain of its proprietary products. The purchase price for the tangible and intangible assets was $90,000 payable in cash, and the issuance of 150,000 shares of the Company's common stock.

The purchase was allocated as follows:

Inventory	$95,490
Intangible assets	12,510
$108,000

The inventory consists of power conditioning units built by a supplier in China for a competitor that is no longer in business. These units are labeled with a competitors name and UL information and will have to be relabeled in accordance with UL rules. 0170

Power-Save Energy Company
(a development stage company)
Notes to Financial Statements

Note 10 - Agreement for Development of Television Advertising

On October 1, 2005 the Company entered into an agreement with SendTec, Inc. to prepare from script to production one sixty second DRTV commercial for $30,000. As of December 31, 2006, the commercial was completed, and the Company had paid as agreed.

Note 11 - Other Informative Disclosure

On October 1, 2005, the stockholders of the Company completed a share agreement transaction, whereby the stockholders exchanged 100% of the issued and outstanding shares of the Company's common stock for 10,000,000 shares of Tabatha V, Inc. The result would have been that the Company would become a wholly owned subsidiary of Tabatha V, Inc. with the transaction being accounted for as a reverse merger in which the Company would be the acquirer, and would adopt the capital structure of Tabitha V, Inc. The transaction was subsequently voided.

Note 12 - Acquisition

On September 12, 2006, the Company entered into an Asset Purchase Agreement with Power-Save Energy Corp., pursuant to which the Company agreed to issue 75,000,000 shares of common stock . This transaction has been accounted for as a recapitalization effected through a reverse merger, such that Power-Save Energy Corp. will be treated as the "acquiring" company for financial reporting purposes. In connection with the acquisition, The Company assumed liabilities in the amount of $779,881. On December 31, 2006, the Company issued 5,384,500 shares of common stock to convert these liabilities.

POWER SAVE ENERGY COMPANY
CONSOLIDATED BALANCE SHEET
SEPTEMBER 30, 2007 (UNAUDITED)

ASSETS

Current Assets
Cash and Cash Equivalents	$394,039
Accounts receivable	38,747
Inventory	80,052

Total current assets	512,838

Equipment, net of accumulated depreciation	6,031
Intangible assets, net of accumulated amortization	11,328

Total assets	$530,197

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities
Current liabilities
Accounts payable	$61,111
Income taxes payable	91,100

Total current liabilities	152,211

Stockholders' equity
Common stock, $.001 par value, 200,000,000 shares Authorized, 27,031,168 issued and outstanding	27,031
Additional paid-in-capital	260,969
Retained earnings	89,986

Total stockholders' equity	377,986

Total liabilities and stockholders' equity	$530,197

The accompanying notes are an integral part of these financial statements

POWER SAVE ENERGY COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006 (UNAUDITED)

	NINE MONTHS		THREE MONTHS
	2007	2006	2007	2006

Revenue, net	$$1,760,908	$423,389	$703,502	$243,512

Cost of sales
Merchandise	299,279	85,847	148,200	41,619
Other costs	50,254	13,162	10,831	9,948

Total cost of sales	349,533	99,009	159,031	51,567

Gross margin	1,411,375	324,380	544,471	191,945

Operating expenses
Advertising and promotion	316,052	147,005	120,322	49,148
Sales commissions	456,773	58,910	208,442	31,512
General and administrative	295,623	81,460	149,946	34,660

Total operating costs and expenses	1,068,448	287,375	478,710	115,320

Net income (loss) before provision for income taxes	342,927	37,005	65,761	76,625

Provision for income taxes	91,100	-	10,279	-

Net income (loss)	$251,827	$37,005	$55,482	$76,625

Net income (loss) per share	$.009	$.001	$.002	$.003

Weighted average number of shares outstanding	27,031,168	24,339,008	27,031,168	25,167,300

The accompanying notes are an integral part of these financial statements

POWER SAVE ENERGY COMPANY.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006 (UNAUDITED)

	2007	2006
Cash flows from operating activities
Net income	$$251,827	$37,005
Adjustments to reconcile net income to net cash
Provided by operating activities:
Depreciation and amortization	1,280	824
Changes in operating assets and liabilities
(Increase) decrease in accounts receivable	(19,304)	(11,667)
(Increase) decrease in inventory	(29,090)	(86,730)
(Increase) in deposits	-	(39,000)
Increase in accounts payable and other liabilities	25,921	16,079
Increase in income taxes payable	91,100	-

Net cash provided (used) by operating activities	321,734	(83,489)

Cash flows from investing activities
(Increase) in equipment	(4,468)	(13,773)
Cash acquired in acquisition of Safari Associates	-	39

Net cash (used) in investing activities	(4,468)	(13,734)

Cash flows from financing activities
Proceeds from line of credit, net	(13,137)	17,148

Net increase (decrease in cash and cash equivalents	304,129	(80,075)

Cash and cash equivalents at beginning of period	89,910	210,549

Cash and cash equivalents at end of period	$394,039	$130,474

Supplemental disclosure of cash flow information

Income taxes paid	$-	$-

Interest paid	$-	$950

Stock issued to acquire equipment and inventory	$-	$18,000

The accompanying notes are an integral part of these financial statements

POWER SAVE ENERGY COMPANY.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following financial information is submitted in response to the requirements of Form 10-QSB and does not purport to be financial statements prepared in accordance with generally accepted accounting principles. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted, although Power Save Energy Company (the "Company") believes the disclosures that are made are adequate to make the information presented not misleading. Further, in the opinion of the management, the interim financial statements reflect fairly the financial position and results of operations for the periods indicated.

It is suggested that these interim consolidated financial statements be read in conjunction with the financial statements and notes thereto included in the Company's Form 10KSB containing the Company's audited financial statements as of and for the year ended December 31, 2006 filed with the Securities and Exchange Commission. The results of operations for the nine months ended September 30, 2007 are not necessarily indicative of results to be expected for the entire fiscal year ending December 31, 2007.

Note 1 Organization and Principal Activities
Organization and Description of Business

Power-Save Energy Company ("the Company") is the successor corporation of Mag Enterprises, Inc., a Utah corporation incorporated on July 30, 1980. On September 10, 1993, an amendment to the articles of incorporation was filed to change its name from Mag Enterprises, Inc. to Safari Associates, Inc. On September 12, 2006, an amendment to the articles of incorporation was filed to change its name from Safari Associates, Inc. to Power-Save Energy Company.

The Company manufactures, markets, and sells electricity saving devices for homeowners and businesses. The products are intended to reduce electricity consumption and reduce monthly electric bills. The devices may also help with surge protection.

Note 2 - Summary of Significant Accounting Policies

Basis of Presentation

The Company's financial statements are prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of the financial statements requires management to make estimates and assumptions that affect the reported amounts in the financial statements, including the estimated useful lives of tangible and intangible assets. Management believes the estimates used in preparing the financial statements are reasonable and prudent. Actual results could differ from these estimates.

Financial Instruments

The Company's financial instruments include cash and cash equivalents and notes payable. At September 30, 2007 the carrying cost of these instruments approximate their fair value.

Cash Equivalents

Cash equivalents include highly liquid investments with maturities of three months or less.

Intangible Assets

In accordance with SFAS No. 142, "Goodwill and Other Intangible Assets," the Company evaluates intangible assets and other long-lived assets for impairment, at least on an annual basis and whenever events or changes in circumstances indicate that the carrying value may not be recoverable from its estimated future cash flows. Recoverability of intangible assets and other long-lived assets is measured by comparing their net book value to the related projected undiscounted cash flows from these assets, considering a number of factors including past operating results, budgets, economic projections, market trends and product development cycles. If the net book value of the asset exceeds the related undiscounted cash flows, the asset is considered impaired, and a second test is performed to measure the amount of impairment loss.

Revenue Recognition

Revenue is recognized in accordance with SEC Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements". The Company recognizes revenue when the significant risks and rewards of ownership have been transferred to the customer pursuant to applicable laws and regulations, including factors such as when there has been evidence of a sales arrangement, delivery has occurred, or service have been rendered, the price to the buyer is fixed or determinable, and collectibility is reasonably assured. The Company is responsible for warehousing and shipping the merchandise.

 Income Taxes

Income taxes are accounted for in accordance with SFAS 109, Accounting for Income Taxes, using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Earnings Per Common Share

Statement of Financial Accounting Standards No. 128, "Earnings Per Share", requires presentation of basic earnings per share ("Basic EPS") and diluted earnings per share ("Diluted EPS"). Basic earnings (loss) per share is computed by dividing earnings (loss) available to common stockholders by the weighted average number of common shares outstanding (including shares reserved for issuance) during the period. Diluted earnings per share gives effect to all dilutive potential common shares outstanding during the period. The Company did not have any potentially dilutive securities outstanding during the period. Accordingly, basic and diluted loss per common share is the same.

Advertising

The costs of advertising, promotion and marketing programs are charged to operations in the calendar year incurred.

Segmented Information

Management has determined that the Company operates in one dominant industry segment. Additional segment disclosure requirements will be evaluated as it expands its operations.

Concentration of Credit Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist of cash and cash equivalents and accounts receivables. The Company places its cash with high quality financial institutions and at times may exceed the FDIC $100,000 insurance limit. The Company extends credit based on an evaluation of the customer's financial condition, generally without collateral. Exposure to losses on receivables is principally dependent on each customer's financial condition. The Company monitors its exposure for credit losses and maintains allowances for anticipated losses, as required. Accounts are "written-off" when deemed uncollectible.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the amounts reported in the financial statements. The Company bases its estimates on historical experience, management expectations for future performance, and other assumptions as appropriate. Key areas affected by estimates include the assessment of the recoverability of long-lived assets, which is based on such factors as estimated future cash flows. The Company re-evaluates its estimates on an ongoing basis. Actual results may vary from those estimates.

Organizational costs

The Company expenses all start-up and organizational costs as they are incurred in accordance with the provisions of Statement of Position (SOP) 98-5, "Reporting on the Costs of Start-up Activities" issued by the American Institute of Certified Public Accountants.

Website Development Costs

The Company accounts for website development costs in accordance with Emerging Issues Task Force (EITF) No. 00-2. Accordingly, all costs incurred in the planning stage are expensed as incurred, costs incurred in the website application and infrastructure development stage are accounted for in accordance with Statement of Position (SOP) 98-1 which requires the capitalization of certain costs that meet specific criteria, and costs incurred in the day to day operation of the website are expensed as incurred.

Note 3 - Commitments and Contingencies

The Company has negotiated a line of credit with a bank in the amount of $71,000. The line of credit bears interest at 12.00% as of September 30, 2007. The balance due on the line of credit at September 30, 2007 is $-0-.

Note 4 - Income Taxes

The provision for income taxes consists of the following

	2007	2006
Federal income tax	$70,500	$-
State income tax	20,600	-

Total	$91,100	$-

Income taxes based on statutory tax rates are as follows

Federal income taxes	$116,595	$-
State income tax	30,178	-
Less net operating loss benefit	(55,673)	-

Total	$91,100	-

Note 5 - Common Stock

On December 31, 2006, the Company converted debt in the amount of $779,881 into 5,384,500 shares of common stock. Subsequently, 4,199,127 of those shares were cancelled.

2,859,460 SHARES
OF
COMMON STOCK

Power-Save Energy Company

3940-7 Broad Street, #200
San Luis Obispo, California 93401
(866) 297-7192

________________

PROSPECTUS
________________

_____________  __, 2007

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

                Under Sections 16-10a-902 and 16-10a-907of the Utah Revised Business Corporation Act, we have broad powers to indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act. Notwithstanding the foregoing, a director shall be liable to the extent provided by applicable law, (i) for breach of the directors' duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 16-10a-842 of the Utah Revised Business Corporation Act or (iv) for any transaction from which the director derived an improper personal benefit.

                Our articles of incorporation and bylaws do not presently provide for the indemnification of our officers and directors. However, we may elect to approve such indemnification, by amendment to our articles of incorporation or bylaws, in the future. Pursuant to Sections 16-10a-902 and 16-10a-907of the Utah Revised Business Corporation Act, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to, the best interests of the corporation and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. Having these provisions in our articles of incorporation and bylaws may be necessary to attract and retain qualified persons as directors and officers. These provisions would not eliminate the directors' duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Utah law. In addition, each director would continue to be subject to liability for breach of the director's duty of loyalty to the Company, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for acts or omissions that the director believes to be contrary to the best interests of the Company or its stockholders, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the director's duty to the Company or its stockholders when the director was aware or should have been aware of a risk of serious injury to the Company or its stockholders, for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Company or its stockholders, for improper transactions between the director and the Company and for improper distributions to stockholders and loans to directors and officers. Any such provision also would not affect a director's responsibilities under any other law, such as the federal securities law or state or federal environmental laws.

                At present, there is no pending litigation or proceeding involving a director, officer or key employee of the Company as to which indemnification is being sought nor is the Company aware of any threatened litigation that may result in claims for indemnification by any officer or director.

Item 25. Other Expenses of Issuance and Distribution.

                The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

Nature of Expense	Amount
SEC registration fee	$76
Accounting fees and expenses	$2,500
Legal fees and expenses	$25,000
Printing and related expenses	$2,500
TOTAL	$30,076

Item 26. Recent Sales of Unregistered Securities.

                On December 31, 2006, we issued 5,384,500 shares of our common stock to certain creditors of our company in exchange for relief of indebtedness of $779,881. The transaction was conducted as a private placement, without any public solicitation in reliance on Section 4(2) of the Securities Act of 1933 amended.

Item 27. Exhibits.

                The following exhibits are included as part of this Form SB-2. References to the "Company" in this exhibit list refers to Power-Save Energy Company, Inc., a Utah corporation.

Exhibit No.	Description
3.1	Articles of Incorporation, as amended.(1)
3.2	Amendment to Articles of Incorporation to effect name change to Power-Save Energy Company. (2)
3.3	By-Laws.(1)
5.1	Opinion of Duane Morris LLP. (2)
10.1	Asset Purchase Agreement between the Company and Power-Save Energy Corp. dated September 12, 2006 (3)
11.1	Statement re: computation of per share earnings (included within the financial statements filed herewith).
23.1	Consent of Duane Morris LLP (2)
23.2	Consent of Gruber & Company, LLC
24.1	Power of attorney (2)
            ________________________
(1)	Incorporated by reference to the Company's Registration Statement on Form 10-SB/A filed with the Securities and Exchange Commission on April 4, 2000.

(2)	Incorporated by reference to the Company's Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on May 22, 2007.

(3)	Incorporated by reference to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on November 3, 2006.

Item 28. Undertakings.

                (a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                (b) Each prospectus filed pursuant to Rule 424(b) (§ 230.424(b) of this chapter) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§ 230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

                In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, in the City of San Luis Obispo, State of California on December 5, 2007.

Power-Save Energy Company, a Utah corporation

By: /s/ Michael Forster
Michael Forster, Chief Executive Officer

                In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the followings persons in the capacities and on the dates stated.

/s/ MICHAEL FORSTER	Chief Executive Officer, Chief Financial Officer and Director	December 5, 2007
Michael Forster	(Principal Executive Officer and Principal Accounting Officer)

Director
Adam M. Elmquist

/s/ DAVID J. FORSTER*	Director	December 5, 2007
David J. Forster

*By: /s/ MICHAEL FORSTER
Michael Forster, as attorney-in-fact pursuant to a power of attorney